      As filed with the Securities and Exchange Commission on June 21, 2002

                                                      Registration No. 333-76792


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                          Pre-Effective Amendment No. 1
                                    Form SB-2

                             Registration Statement
                                      Under
                           The Securities Act of 1933

                              800America.com, Inc.
                 (Name of small business issuer in its charter)

             Nevada                           7373                                87-0567884
             ------                           ----                                ----------
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer Identification No.)
incorporation or organization)      Classification Code Number)

                    420 Lexington Avenue, New York, NY 10170
                                 (800) 999-5042

           Address and Telephone Number of Principal Executive Offices

                                  David E. Rabi
                              420 Lexington Avenue
                               New York, NY 10170
                                 (800) 999-5048

            (Name, address and telephone number of Agent for Service)

                           Copies of communication to:

                             John L. Thomas, Esquire
                                  18 Beth Drive
                              Moorestown, NJ 08057
                                 (856) 234-0960

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement become effective:

         If any of the securities being registered on this Form are to be offered on a delay or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

------------------------------------------------------------------------------------------
Title of each class of   Amount to    Proposed         Proposed        Amount of
securities to be         be           maximum          maximum         registration fee
registered               registered   offering price   aggregate
                                      per share        offering price

------------------------ ------------ ---------------- --------------- -------------------
Common Stock,
par value $.001 per      961,500           $3.73         $3,586,395         *$861.00
share
------------------------ ------------ ---------------- --------------- -------------------
Common Stock,
par value $.001 per      80,000            $2.19          $175,000          *$16.10
share
------------------------------------------------------------------------------------------

(1) Estimated solely or the purpose of calculating the registration fee pursuant to the Rule 457(c) and (g) of the Securities Act of 1933, as amended (the "Securities Act"); using the average of the high and low prices reported for the company's Common Stock as of January 11, 2002 and June 14, 2002. See "Selling Security Holders."

*    previously paid

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effectiveness date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

         This prospectus is not an offer to sell these securities and is not an offer to buy these securities in any state where such an offer or sale is not permitted.

                      Subject to completion, June 21, 2002

                              800America.com, Inc.

                        1,041,500 Shares of Common Stock

         o The 1,041,500 shares of Common Stock offered by this Prospectus are being offered for resale by the shareholders listed in the section of this Prospectus called "Selling Security Holders". We will receive approximately $435,000 of the proceeds from the sale of these shares by certain of the Selling Security Holders, which proceeds would be used for general corporate purposes.

         o Our Common Stock is traded on the OTC Bulletin Board under the symbol "ACCO".

         o On June 10, 2002, the closing bid price of our Common Stock on the OTC Bulletin Board was $2.25.

         The securities offered in this Prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on page 4 of this Prospectus.

                       ----------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this Prospectus is ____________, 2002.

i
454437-1

                                Table of Contents

                                                                        Page No.


SUMMARY........................................................................1

RISK FACTORS...................................................................4

USE OF PROCEEDS...............................................................14

DIVIDENDS.....................................................................14

PRICE RANGE OF COMMON STOCK...................................................15

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................16

BUSINESS......................................................................19

MANAGEMENT....................................................................25

EXECUTIVE COMPENSATION........................................................26

PRINCIPAL SHAREHOLDERS........................................................28

SELLING SECURITY HOLDERS......................................................29

PLAN OF DISTRIBUTION..........................................................31

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................32

SHARES ELIGIBLE FOR FUTURE SALE...............................................33

DESCRIPTION OF CAPITAL STOCK..................................................34

EXPERTS.......................................................................36

LEGAL MATTERS.................................................................37

OTHER AVAILABLE INFORMATION...................................................37

FINANCIAL STATEMENTS..........................................................37

                                     SUMMARY

         Unless otherwise indicated or the context otherwise requires, references herein to "800America," "we," "our" and "us" refer to 800America.com, Inc., a Nevada corporation, and its direct and indirect subsidiaries.

                              800America.com, Inc.

Overview of Our Business

         We are a growing company that owns and operates international e-commerce and technology businesses. Our primary business is to bring buyers and sellers together in an efficient and easy to use format and generate fees based on transactions. We believe that we are an innovator in developing proprietary technologies and processes needed for easy navigation and convenience in business-to-business and business-to-consumer environments. Our technologies have provided the foundation needed for us to scale and grow our e-commerce businesses profitably across geographic regions and multiple product lines.

         The majority of our revenues are derived from commissions and sales generated on transactions made through our four primary businesses, OneTwoClick.com and RothmanCloseouts.com (commissions), InternetWebGuide.com, and FileShooter.com (sales). All divisions share their underlying technologies and the management team responsible for our profits.

         In the period of just over two years that we have been operating the 800America Network, 800America has created a profitable enterprise using Internet transactions which serves as our primary source of revenue. Unlike most Internet businesses, we have generated profits from the beginning and have expanded with earnings from existing operations. We have further strengthened and diversified our revenue potential through the acquisition of Fileshooter, a peer-to-peer (computer to computer) file sharing software product for secure, private instant Internet messaging which we launched in the third quarter of 2001. During the latter part of 2001, we purchase the assets of cs-live, inc., a technology focused software development company which now operates as a division of the 800America Network. We also acquired iGain, Inc. a marketing service company, WizwardWorld, Inc., a online marketplace for collectibles, Universal Payment Systems, Inc., a technology based electronic payment system and in early 2002, Youtopia, Inc., a teen website.

         Our strategy is to continue to acquire synergistic, cutting-edge technology and e-commerce companies at attractive valuations, and then layer in our operational expertise to maximize the technology and make them profitable. Through these strategic acquisitions and our innovative products and services, we feel we are well positioned to expand upon our scalable foundation and grow our e-commerce businesses.

Corporate Information

         Our stock currently trades on the Over-the-Counter Bulletin Board under the symbol "ACCO."

         Our principal executive offices are located at 420 Lexington Avenue, New York, New York 10170, and we have offices in Nashville, San Francisco, Ottawa, Canada and Beijing China. Our telephone number at our executive office is (800) 999-5048, and our website address is www.800america.com. Information on our website is not a part of this prospectus.

                           Forward looking statements

         This Prospectus contains certain forward-looking statements, including among others (i) anticipated trends in our financial condition and results of operations and (ii) our business strategy. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. Important factors to consider in evaluating such forward-looking statements include (i) changes in external competitive market factors or in our internal budgeting process which might effect trends in our results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the industries in which we operate; and (iv) various competitive factors that may prevent us from competing successfully in the marketplace. In light of these risks and uncertainties, the events predicted in forward-looking statements contained in this Prospectus may not, in fact, transpire.

                                                    The Offering

---------------------------------------------------------------------------------------------------------------------------------
Securities Offered
-------------------------------------------------------------- ------------------------------------------------------------------
Selling Security Holder Shares                                 1,041,500 Shares

Common Stock Outstanding:                                      20,346,321 Shares as of June 10, 2002

-------------------------------------------------------------- ------------------------------------------------------------------
Offering Price                                                 The Selling Security Holders can sell the shares at any price.

-------------------------------------------------------------- ------------------------------------------------------------------
Use of Proceeds                                                We will  receive  approximately  $435,000  of the  proceeds  from certain  Selling  Security  Holders RXS, Inc. and Intelligent Web
                                                               Technologies,  Inc. We advanced monies to these Selling  Security
                                                               Holders  when we  acquired  assets  from them so we could  obtain clear title to the assets.  We will use the  proceeds for general corporate purposes.

-------------------------------------------------------------- ------------------------------------------------------------------
Market for our Common Stock                                    Our Common Stock trades on the Over-the-Counter Bulletin Board, also called OTCBB, under the trading symbol "ACCO".

---------------------------------------------------------------------------------------------------------------------------------

                        Summary of Financial Information

         The summary historical financial data should be read in conjunction with the financial statements (and notes thereto) of 800America and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                      Year ended December 31
                                                      2001              2000
                                                 -------------------------------
Net sales                                        $21,401,169        $15,980,529
Cost of revenues                                           0          8,913,351
General and administrative                         8,299,061          3,466,798
Sales and marketing
Research and development
Depreciation                                       1,147,113            486,480
Other (income) expense, net                        3,639,357          1,041,406

Net Gain                                           8,315,638          2,072,494

Weighted average Common Shares outstanding        16,146,516         12,721,359

Basic Gain per share                                   $0.52              $0.16

Current Assets                                    13,573,598          3,144,389
Total Assets                                      22,971,595          4,421,609
Current Liabilities                                2,028,316            411,818
Total Liabilities                                  2,038,316            411,818
Shareholders' equity                              20,943,279          4,009,791


                                                   Three months ended March 31
                                                      2002              2001
                                                 -------------------------------
Net sales                                         $7,768,164         $4,300,777
Cost of revenues
General and administrative                         1,642,783            869,776
Sales and marketing                                2,300,000            427,360
Research and development
Depreciation                                         620,824            136,955
Other (income) expense, net                        1,132,953          1,011,286

Net Gain                                           2,071,604          1,855,400

Weighted average Common Shares outstanding        19,981,320         15,429,943

Basic Gain per share                                   $0.10              $0.12

Current Assets                                    17,238,220          5,268,489
Total Assets                                      28,212,597          7,047,156
Current Liabilities                                2,457,176          1,179,947
Total Liabilities                                  3,153,964          1,179,947
Shareholders' equity                              25,058,633          5,867,209

                                  RISK FACTORS

         The Common Stock offered hereby is speculative and involve a high degree of risk. Prospective investors should carefully review and consider the following Risk Factors, as well as the other information set forth in this Prospectus hereto, before purchasing the Common Stock offered hereby.

                          Risks Related to Our Business

We have only a limited operating history for investors to use to assess our future prospects.

         Our corporate predecessor was formed on December 5, 1996. We have had limited operations to date. As a result, we have a limited operating history upon which to evaluate the merits of investing in the proposed offering.

The planned expansion of our business will strain our management systems and other resources.

         We have rapidly and significantly expanded our operations and will expand further to address growth of our product and service offerings and customer base. This growth will continue to place a significant strain on our management, operational and financial resources. We will need to improve our financial and management controls, reporting systems and procedures. We will also continue to expand, train and manage our work force for marketing, sales and technical support, product development and infrastructure management, and manage multiple relationships with customers and other third parties. We also plan to expand the geographic scope of our customer base and operations. We will need to continually expand and upgrade our technology infrastructure and systems and ensure continued high levels of service, speedy operation and reliability. To achieve our objectives, we may acquire technologies or products or enter into strategic alliances or acquisitions, although we have no plans or agreements to do so at the present time. In addition, our senior management team has had only limited experience working together to manage these challenges and our management may not be able to work together to meet these challenges.

Our strategy of expanding our business through acquisitions of other businesses and technologies presents special risks.

         We intend to continue to expand through the acquisition of businesses, technologies, products and services from other businesses as well as through the development of the products and services of our existing businesses. Many of our acquisitions to date have been, and we anticipate that we will continue to seek to acquire, early-stage or distressed companies and technologies with limited operating histories and limited or no revenues. We may not identify and successfully compete for attractive acquisition candidates or complete acquisitions at reasonable purchase prices, in a timely manner or at all. If these acquisitions are completed, we may not be able to successfully develop these companies and their technologies. Acquisitions involve a number of special problems, including:

         o difficulty integrating acquired technologies, operations and personnel with the existing business;

         o diversion of management attention in connection with both negotiating the acquisitions and integrating the assets;

         o strain on managerial and operational resources as management tries to oversee larger operations;

         o        exposure to unforeseen liabilities of acquired companies;

         o potential issuances of securities in connection with the acquisition which lessen the rights of holders of our securities outstanding prior to such issuances;

         o        the need to incur additional debt;

         o the requirement to record additional future operating costs for the amortization of goodwill and other intangible assets, which amounts could be significant; and

         o integration of new technologies, products or services into our existing suite of products and business strategy or into the then current market for such solutions.

         We may not be able to successfully address these problems. Moreover, our future operating results will depend to a significant degree on our ability to successfully manage growth and integrate acquisitions. If such acquisitions are completed, we may not be able to successfully develop these young companies.

If we are unable to keep up with the rapid changes in technology and distribution channels related to the Internet, we may not be able to succeed.

         To remain competitive, we must continue to enhance and improve the responsiveness, functionality, accessibility and features of our software products, network distribution systems, support infrastructure and technologies. The industries in which we compete are characterized by rapid technological change, changes in use and client requirements and preferences, frequent product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing proprietary technology and systems obsolete. Furthermore, the adoption of new Internet or telecommunications technologies may require us to devote substantial resources to modify and adopt such technologies. Our success will depend, in part, upon our ability to adapt to this rapidly evolving marketplace. We may not be able to adequately adapt our products and services or to acquire new products and services that can compete successfully. In addition, we may not be able to establish and maintain effective distribution channels.

Due to intense competition in the industries that we serve and intend to serve, our market share and financial performance could suffer.

         The markets in which we do business are highly competitive and many competitors and potential competitors are more established and have greater financial resources than us. We face competition primarily from wholesalers and retail exchanges as well as from companies in the information technology, Internet and software industries. This particular niche of the on-line shopping industry that we operate in is highly fragmented and there are virtually no barriers to entry into this market. We expect on-line shopping sites to proliferate. We expect that competition will intensify in the future. Many competitors and potential competitors also have greater market presence, brand name recognition, financial resources, engineering and marketing capabilities and technological and personnel resources than us. As a result, competitors may:

         o develop and expand their Internet infrastructure and service offerings more efficiently or more quickly;

         o adapt more swiftly to new or emerging technologies and changes in client requirements;

         o take advantage of acquisitions and other opportunities more effectively;

         o devote greater resources to the marketing and sale of their products and services; and

         o more effectively leverage existing relationships with clients and strategic partners or exploit more recognized brand names to market and sell their services.

         These and other competitive pressures may also force prices for information technology, Internet and software goods and services down and this price reduction may reduce our revenues and adversely affect our results of operations and financial condition.

The loss of our senior management or other key personnel or our failure to attract additional personnel could negatively affect our business and decrease the value of your investment.

         Our success depends largely on the skills of David E. Rabi, our Chief Executive Officer, and certain other key management and technical personnel as well as key management and technical personnel of companies acquired by us. Our performance is also substantially dependent on the services and performance of our management team at the parent and subsidiary levels. The loss of Mr. Rabi or one or more of our other board members, key management and technical personnel may materially and adversely affect our business, results of operations and financial condition. We may not be able to replace any of these persons in the event their services become unavailable. We do not have employment or non-compete agreements with any of our key management personnel.

         We also believe continued hiring of new personnel will be required to support our business and planned growth. Our success also depends in large part on our ability to identify, hire, train and retain Internet, software and other technology professionals who can provide the technical, strategic, creative, marketing and audience development skills required by clients and well as key management and financial personnel. There is a shortage of qualified personnel and we compete with other companies for this limited pool. We may not be able to attract, train, or retain qualified personnel.

Our quarterly results may fluctuate widely and this may adversely effect our business operations as well as our value.

         Due to our limited operating history and the unpredictability of our industry, we may not be able to accurately forecast our net sales and net profits. We base our current and future expense levels and our investment plans on estimates of future net sales. Our expenses and investments are to a large extent fixed. We may not be able to adjust our spending quickly if our net sales and net profits fall short of our expectations.

         Our operating results will fluctuate for many reasons, including:

         o changes in general economic conditions, including consumer spending,

         o our ability to retain and increase sales to existing customers, attract new customers and satisfy our customers' demands,

         o the introduction by our competitors of web sites, products or services and business exchanges,

         o changes in usage of the Internet and online services and consumer acceptance of the Internet and e-commerce,

         o timing of upgrades and developments in our systems and infrastructure,

         o the effects of acquisitions and other business combinations, and our ability to successfully integrate those acquisitions and business combinations,

         o        technical difficulties, system downtime or Internet brownouts,

         o        variations in the mix of products and services we sell,

         o        variations in our level of merchandise and vendor returns, and

         o        disruptions in service by shipping carriers.

         Both seasonal fluctuations in Internet usage and traditional retail seasonality are likely to affect our business. Internet usage generally slows during the summer months. Sales in almost all of our product groups, particularly toys and electronics, usually increase significantly in the fourth calendar quarter of each year.

         The emerging nature of the commercial uses of the Internet makes predictions concerning our future revenues difficult. We believe that period-to-period comparisons of our results of operations will not necessarily be meaningful and should not be relied upon as indicative of our future performance. It is also possible that in some fiscal quarters our operating results will be below the expectations of securities analysts and investors. In these circumstances, the price of our Common Stock may decline disproportionately to actual results.

         We base our current and future expense levels on our anticipated investment plans and estimates of future revenues. Currently our expenses are to a large extent fixed, but this could change as a result of future investments, a change of business strategy or infrastructure needs. We may not be able to adjust our spending quickly if our revenues fall short of our expectations. Further, we may make pricing, purchasing, service, marketing, acquisition or financing decisions that could adversely affect our business results.

Shareholders may not be able to recover damages from our directors or officers because of a limitation on liability of directors and officers.

         Our Articles of Incorporation and By-laws include provisions to the effect that (subject to certain exceptions) we shall indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under the Nevada General Corporation law. Indemnification is available if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of 800America and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. As a result of such provisions in the Articles of Incorporation and the By-laws, shareholders may be unable to recover damages against our directors and officers for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties, which may discourage or deter shareholders from suing our directors, officers, employees and agents for breaches of their duty of care, even though such action, if successful, might otherwise benefit us and our shareholders.

If adverse economic and political conditions occur, substantial declines in the markets may result which, in turn, could adversely affect our revenues, potential profitability, and ability to make acquisitions and achieve necessary liquidity.

         In the past several years, the U.S. financial markets have achieved historic highs. We do not believe that these strong markets will continue indefinitely and, in fact, the financial markets have experienced significant declines. Our revenues, potential profitability, and ability to make acquisitions and achieve necessary liquidity are likely to decline significantly during periods of stagnant economic conditions or low trading volume or adverse conditions in the U.S. and global securities and commodities markets.

         In addition, the terrorist attacks that took place in the United States on September 11, 2001, are an unprecedented event that have created many economic and political uncertainties, some of which may harm our business and prospects. The national and global responses to these terrorist attacks, many of which are still being formulated, may materially adversely affect our business in ways we cannot predict at the present time.

If we are unable to license and lease certain technology and communications facilities from third parties in the future, our business will suffer.

         We lease communications facilities integral to our business. In the future, we expect to license and lease certain technology and communications facilities from third parties, including value-added commerce related products and services which may be integrated with internally developed management tools and services, as well as broadband communications services. Third party technology licenses and leases may not be available to us on commercially reasonable terms or at all. Our failure for any reason to obtain or maintain such licenses and leases on commercially reasonable terms, in timely fashion or at all, could harm our business, operating results and financial condition. Our inability to obtain upgrades to our leased communications facilities could result in delays in our network and new business and technology developments until equivalent facilities could be obtained and integrated. Any of those delays could materially adversely affect us.

We may be unable to protect our intellectual property and may incur claims that we are misusing intellectual property of others.

         Although we take various steps to seek to protect our proprietary rights, those actions may be inadequate to prevent misappropriation of core technology or trademarks, copyrights and other proprietary rights. In addition, agreements intended to provide that protection may be unenforceable or limited in certain countries. Notwithstanding any precautions taken, it might be possible for a third party to copy or otherwise obtain and use software or other proprietary information of 800America or any business in which we have an interest without authorization or to develop similar property independently. Policing unauthorized use of this intellectual property is difficult and expensive, particularly because the global nature of the Internet makes it impossible for some of our businesses to control the dissemination of their work and use of their services.

         We publish or distribute content over the Internet and, therefore, may be subject to legal liability. We may be subject to legal claims relating to the content on our web sites, or the downloading and distribution of this content. Claims could involve matters such as defamation, invasion of privacy and copyright infringement. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material. We also may not be able to acquire or maintain appropriate domain names in all countries in which we do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights.

         We may in the future receive notices from third parties regarding these claims. While we are not currently subject to any claim involving intellectual property or similar rights, any future claim, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and require us to enter into royalty and licensing agreements or other agreements, which could have a material adverse effect on our business, results of operations and financial condition. These royalty and licensing or other agreements, if required, may not be available on terms acceptable to us or at all. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of the proprietary rights of others. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, results of operations and financial condition.

         If we face liability, particularly liability that is not covered by insurance or is in excess of future insurance coverage, then our reputation and business may suffer. In the past, plaintiffs have brought these types of claims and sometimes successfully litigated them against online services. Although we intend to carry general liability insurance, our future insurance may not cover claims of these types or may be inadequate to indemnify us for all liability that may be imposed on us.

         If our businesses experience failures of, or capacity constraints in, our technology, transaction processing systems and network infrastructure or those of third parties on which those companies rely, our financial performance may suffer and our or any one our businesses' reputation could be damaged.

         Our products, technology, transaction processing systems and network infrastructure use both internally developed and third-party systems to operate the Internet aspects of our business. If the number of users of our businesses increases substantially, we will need to significantly expand and upgrade our products, technology, transaction processing systems and network infrastructure. We do not know whether we will be able to accurately project the rate or timing of any increases, or expand and upgrade our systems and infrastructure to accommodate any increases in a timely manner. Our ability to facilitate transactions successfully and provide high quality customer service also depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our products, technology, transaction processing systems and network infrastructure may experience periodic system interruptions from time to time. We may not carry sufficient business interruption insurance to compensate for losses that could occur. Any system failure that causes an interruption or decrease in responsiveness of our service could impair our financial performance, and could damage our reputation.

Government regulations may impede our success.

         Government regulations and legal uncertainties may place financial burdens on our business. As of June 10, 2002, there were relatively few laws or regulations directed specifically at e-commerce. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as the collection and use of data from web site visitors and related privacy issues, pricing, content, copyrights, distribution and quality of goods and services. The enactment of any additional laws or regulations may impede the growth of the Internet and business-to-business e-commerce, which could decrease the revenue of our businesses and place additional financial burdens on our businesses. Laws and regulations directly applicable to e-commerce or Internet communications are becoming more prevalent. For example, Congress recently enacted laws regarding online copyright infringement and the protection of information collected online from children. Although these laws may not have a direct adverse effect on our business or those of our partner companies, they add to the legal and regulatory burden faced by Internet companies.

Our business may be adversely effected on account of a system failure.

         Customer access to our web sites directly affects the volume of goods we sell and thus affects our net sales. We experience occasional system interruptions that make our web sites unavailable or prevent us from efficiently processing transactions, which may reduce our net sales and the attractiveness of our products and services. To prevent system interruptions, we continually need to: add additional software and hardware; upgrade our systems and network infrastructure to accommodate both increased traffic on our web sites and increased sales volume; and integrate our systems. However, our computer and communications systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, break-ins, terrorist acts, earthquake and similar events. In addition, computer viruses, physical or electronic break-ins and similar disruptions could cause system interruptions, delays and loss of critical data and could prevent us from providing cervices and accepting and fulfilling customer orders. If this were to occur, it could damage our reputation. We do not have dedicated backup facilities for conducting operations in the event of such a disaster or service interruption, although we backup and store information offsite on a daily basis and we would expect that, except in the event of widespread disasters, we would use our daily backup to resume operations at another site with appropriate hardware and communications systems. We may have inadequate insurance coverage or insurance limits to compensate us for losses from a major interruption.

         The occurrence of any of these risks could have a material adverse effect on our business, results of operations and financial condition. In addition, our Internet customers will depend on their Internet service providers for access to our web sites. These providers have experienced significant outages in the past and could experience outages, delays and other difficulties in the future.

                  Risks Related to e-commerce and the Internet

Our business growth depends on the increased acceptance and use of the Internet as a medium of commerce.

         Our success depends on the increased acceptance and use of the Internet as a medium of commerce, including advertising, marketing, providing services, business to business and business to consumer exchanges and portals, payment systems in single and multiple currencies, purchasing and otherwise conducting business. The future of the Internet for commercial purposes is not clear. Rapid growth in the use of the Internet and electronic commerce is a relatively recent phenomenon. As a result, acceptance and use may not continue to develop at recent rates and a sufficiently broad base of customers may not adopt or continue to use the Internet as a medium of commerce. In addition, it is not clear how effective advertising on the Internet is in generating business as compared to more traditional types of advertising such as print, television and radio. Demand for and market acceptance of services and products recently introduced over the Internet are subject to a high level of uncertainty, and few proven services and products yet exist.

         Electronic commerce may not prove to be a viable medium for purchasing or exchanging products or a viable medium for payment systems for the following reasons, any of which could seriously harm our business:

         o the necessary infrastructure for Internet communications may not develop adequately;

         o consumers and businesses may have security and confidentiality concerns;

         o complementary products, such as high-speed modems and high-speed communication lines, may not be developed as quickly as the technology develops and need arises;

         o alternative purchasing and payment solutions may be implemented;

         o buyers may dislike a reduction in the human contact that traditional purchasing methods provide;

         o use of the Internet and other online services may not continue to increase or may increase more slowly than expected;

         o the development or adoption of new standards and protocols may be delayed;

         o        new and burdensome governmental regulations may be imposed;
                  and

         o bank and other financial institutions may resist or prohibit certain Internet payment systems.

Clients may be hesitant to use electronic systems due to concerns over potential security risks, including unauthorized use of confidential information, exposure to viruses, and disruptions of service.

         The secure transmission of confidential information over public networks is a critical element of e-commerce generally and our business. If users are not confident in the security of e-commerce, they may not effect transactions over the Internet or decide continued commerce on the Internet, including using our products, is not a viable alternative. If our businesses that depend on such transactions do not add sufficient security features to their future product releases, their products may not gain market acceptance or there may be additional legal exposure to them. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in the compromise or breach of the algorithms we use to protect content and transactions on our e-marketplaces or proprietary information in our databases. Our networks and those of third party service providers and of clients may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully use our information or information of our users, or cause interruptions or malfunctions in our operations. We may be required to expend significant resources to protect our networks against the threat of security breaches, including resources that may be required to be used to participate in litigation to alleviate problems caused by any breaches. This litigation, regardless of the outcome, could result in substantial costs and diversion of management and technical resources, either of which could materially harm our business. Security breaches could damage our reputation and, consequently, our ability to conduct business successfully.

Growing concerns about the use of "cookies" may limit our ability to develop user profiles.

         Web sites typically place small files of information commonly knows as "cookies" on a user's hard drive, generally without the user's knowledge or consent. Cookie information is passed to the web site through the Internet user's browser software. Our technology currently uses cookies to collect information about an Internet user's movement through the Internet. Most currently available Internet browsers allow users to modify their browser settings to prevent cookies from being stored on their hard drive, and a small minority of users are currently choosing to do so. Users can also delete cookies from their hard drive at any time. Some Internet commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. The effectiveness of our technology could be limited by any reduction or limitation in the use of cookies. If the use or effectiveness of cookies is limited, we would likely have to switch to other technology that allows us to gather demographic and behavioral information. This could require significant reengineering time and resources might not be completed in time to avoid negative consequences to our business, financial condition or results of operations, and might not be possible at all.



                  Risks Related to an Investment in the Shares

The public trading market for our Common Stock is limited and may not be developed or sustained.

         There is a limited trading market for the Common Stock. Since November 8, 1999, the Common Stock has been traded sporadically under the symbol "ACCO" on the OTC bulletin board, a Nasdaq sponsored and operated inter-dealer automated quotation system for equity securities. There can be no assurance that an active and liquid trading market will continue or that it will be sustained.

The price of our Common Stock has been volatile.

         The market price of our Common Stock has been, and is likely to continue to be, volatile, experiencing wide fluctuations. For example, during the 52-week period ended December 31, 2001, the market price of our Common Stock ranged from $0.37 to $4.66. In recent years, the stock market has experienced significant price and volume fluctuations which have particularly effected the market prices of equity securities of many companies providing Internet-related products and services. Some of these fluctuations appear to be unrelated or disproportionate to the operating performance of such companies. Future market movements may adversely affect the market price of our Common Stock. In addition, the market price of our Common Stock is subject to significant fluctuation due to the following factors:

         o        variations in stock market conditions;

         o changes in financial estimates by securities analysts or by our failure to meet estimates;

         o        variations in quarterly operating results;

         o        general conditions effecting all participants in our industry;

         o        announcements by us or our competition;

         o        regulatory developments; and

         o        economic or other external factors.

Potential business opportunities may be effected because ownership of our shares is concentrated.

         As of June 10, 2002, Mr. David E. Rabi, our Chief Executive Officer, beneficially owned approximately 50% of our outstanding Common Stock. As a result, Mr. Rabi possesses significant influence over us on business and corporate matters, including the election of directors. The concentration of our share ownership may: delay or prevent a change in control of 800America, impede a merger, consolidation, takeover, or other business involving us, or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Anti-takeover provisions could make a third-party acquisition of us difficult.

         We are a Nevada corporation. Certain anti-takeover provisions of the Nevada General Corporation Law and our right to issue preferred stock could have the effect of making it more difficult for a third party to acquire control of us. In addition, our Articles of Incorporation provide that our Board of Directors may issue preferred stock without shareholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us without the approval of our board.

We may require additional funding to expand our operations and the interests of holders of Common Stock could be adversely affected by any such financing.

         Capital, if available to us at all, could be in the form of debt or equity. Any increase in our debt:

         o might require the creation of a class of securities that would be senior in right of payment to the Common Stock in voting rights, in payment of dividends, in the event of our liquidation or in other respects;

         o        might restrict our ability to pay dividends;

         o could require significant interest payments that would affect our earnings and cash flow, which, in turn, could affect our ability to pay dividends;

         o would increase the vulnerability of our business to downturns in the economy;

         o would limit our ability to withstand competitive pressures from less leveraged competitors; and

         o would hinder our ability to grow, and raise additional financing for working capital.

The increase of significant amounts of equity:

         o        could affect our earnings per share of Common Stock;

         o could result in a series or class of preferred stock having superior or pari-passu rights, preferences and powers, including as to dividends, voting and liquidation preferences; and

         o would result in dilution of the interests of holders of our Common Stock in our earnings, as well as the voting power of all of our securities holders.

We may issue preferred stock, which could dilute the interest of holders of the Common Stock or deter a change of control of 800America, even if the change of control is favored by its shareholders.

         Our Articles of Incorporation permit our Board of Directors to issue shares of preferred stock in one or more series having the rights, privileges and limitations, including voting rights, conversion privileges and redemption rights, as may, from time to time, be determined by our Board of Directors. The issuance of preferred stock senior to the Common Stock could dilute the interests of holders of the Common Stock. Furthermore, shares of preferred stock that may be issued could be utilized as a method of making it more difficult for any party to gain control of us unless approved by our Board of Directors.

Certain events could result in a dilution of your ownership of our Common Stock.

         As of June 10, 2002, we had 20,346,321 shares of Common Stock outstanding and as of June 10, 2002, we had approximately 3,439,000 Common Stock equivalents including warrants and stock options. The exercise prices of the Common Stock equivalents range from $1.00 to $4.25 per share. These securities also provide for antidilution protection upon the occurrence of sales of our Common Stock below certain prices, stock splits, redemptions, mergers and other similar transactions. If one or more of these events occurs the number of shares of our Common Stock that may be acquired upon conversion or exercise would increase. If converted or exercised, these securities will result in a dilution to your percentage ownership of our Common Stock.

You may have difficulties trading and obtaining quotations on "penny stock" issues.

         The shares of common stock offered are for "penny stocks" as defined in the Exchange Act. These shares are traded in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the common stock being registered. In addition, the "penny stock" rules adopted by the SEC under the Exchange Act make the sale of the shares of the common stock subject to certain regulations, which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the SEC's rules may limit the number of potential purchasers of the shares of the common stock.

         Resale restrictions on transferring "penny stocks".

         Various state securities laws impose restrictions on transferring "penny stock" and as a result, investors in the Common Stock may have their ability to sell their shares of the Common Stock impaired.

                                 USE OF PROCEEDS

         When we acquired certain assets of Intelligent Web Technologies, Inc., formerly cs-live.com, we advanced approximately $325,000 in order that certain lien holders could be paid and we could acquire the assets free of any lien. The advances are evidenced by promissory notes and are intended to be repaid through the sale of a portion of the shares of our Common Stock paid to Intelligent Web Technologies, Inc. The shares, 450,000 in total, are being held in escrow and upon effectiveness of this prospectus, 180,000 shares will be available for sale to satisfy the repayment of the advances. When we purchased certain of the assets of RXS, Inc., formerly Youtopia.com, we paid a bank approximately $110,000 for certain assets that had been foreclosed on by the bank. RXS, Inc. agreed to repay us the amounts we paid to the bank to acquire the assets. RXS, Inc. will sell certain of the shares of our Common Stock received as consideration in the purchase and use a portion of the proceeds received by them to repay us. The shares to be sold are also held in escrow.

                                    DIVIDENDS

         To date, we have paid no dividends on any shares of our Common Stock, and our board of directors has no present intention of paying any dividends on the Common Stock in the foreseeable future. The payment by us of dividends on the Common Stock in the future, if any, rests solely within the discretion of our board of directors and will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other factors deemed relevant by our board of directors. Although dividends are not limited currently by any agreements, it is anticipated that future agreements, if any, with institutional lenders or others may limit our ability to pay dividends on the Common Stock.

                           PRICE RANGE OF COMMON STOCK

         Our Common Stock has been quoted on the OTC:BB since November 8, 1999 under the symbol "ACCO". The following table set forth, the high and low bid prices for the Common Stock for the quarters indicated. As of June 10, 2002 there were 322 shareholders of record. The source of the quotes is Yahoo Financial.

                                                                        Common Stock
                                                                          Bid Price
--------------------------------------------------    --------------------------------------------------

Calendar Year 2000                                           High                           Low
--------------------------------------------------    --------------------          --------------------

First Quarter                                               $5.625                        $3.125
Second Quarter                                               $5.00                         $1.25
Third Quarter                                                $2.50                         $1.25
Fourth Quarter                                               $2.50                         $1.25


Calendar Year 2001                                           High                           Low
--------------------------------------------------    --------------------          --------------------

First Quarter                                                $2.18                         $1.34
Second Quarter                                               $3.25                         $.37
Third Quarter                                                $4.65                         $1.53
Fourth Quarter                                               $4.00                         $1.55


Calendar Year 2001                                           High                           Low
--------------------------------------------------    --------------------          --------------------

First Quarter                                                $3.10                         $2.05
Second Quarter through June 10, 2002                         $2.94                         $2.24
--------------------------------------------------------------------------------------------------------


         As of June 10, 2002, there were 20,346,321 shares of Common Stock issued and outstanding.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

         We operate various Internet web sites in three areas: Business to Business; Business to Consumers and Technology. Our goal is to bring buyers and sellers together in an efficient and easy format and generate income based on the transactions. Our technologies coupled with our customer approach continue to strengthen relationships with our customers. These technologies are providing the foundation needed to scale and grow the e-commerce businesses profitably across geographic regions and multiple product lines.

         Sites operated under the 800America Network are OneTwoClick.com, RothmanCloseouts.com, InternetWebGuide.com, FileShooter.com, InShop.com, eBiz4biz.com, cs-live.com, iGain.com, IPS payment.com, WizardWorld.com and Youtopia.com.

Years Ended December 31, 2000 and 1999

Results of Operations

         We had revenues of $15,980,529 for the year ended December 31, 2000 compared to revenues of $3,283,575 for the year ended December 31, 1999. Net income for the year ended December 31, 2000 was $2,072,494 compared to $185,447 for the year ended December 31, 1999. The annual results of operations are not comparable because of the new selling lines in which the Company was engaged in the most recent year. In 2002, we acquired Rothman Closeouts, 21st Ave. Productions and Who's Who in Pets. We sold 21st Ave. Productions and Who's Who in Pets in 2001. In 2000, Rothman Closeouts, 21st Ave. Productions and Who's Who in Pets contributed approximately 20-25% of our total revenue. The Company realized revenue of $14,640,954 in its B2C division, $1,296,575 in its B2B division and $43,000 in its Technology division. Costs and expenses for the year ended December 31, 2000 were $12,866,629, resulting in operating income for the year of $3,113,900. This compares with costs and expenses of $3,008,405 that resulted in operating income of $275,170 for the year ended December 31, 1999. Customer rebates totaled $8,913,351 for the year ended December 31, 2000 and represented approximately 69% of total costs and expenses. Other than customer rebates, the largest categories of costs and expenses were for general, selling and administrative expenses in the amount of $1,317,685 (including salaries and other personnel expenses), bad debt expenses in the amount of $270,795, advertising costs and expenses in the amount of $1,878,318 and depreciation and amortization expenses of $486,480. In 1999 the largest categories of costs and expenses were for general, selling and administrative expenses in the amount of $320,980 (including salaries and other personnel expenses), bad debt expenses in the amount of $66,000, advertising costs and expenses in the amount of $397,738 and depreciation and amortization expenses of $88,019. Because of our limited operating history and the changing competition in the on-line shopping business, management cannot predict, based upon past performance, whether the above listed cost and expense categories are relatively stable or subject to a substantial degree of volatility.

Liquidity and Capital Resources

         Net cash provided by operating activities was $2,105,472 in the year ended December 31, 2000 compared to net cash provided by operations of $96,899 for the year ended December 31, 1999. The Company's net cash increase for the year ended December 31, 2000 was $1,725,182 compared to a net cash increase for the year ended December 31, 1999 of $391,987. The Company's ending cash balance at December 31, 2000 was $2,117,746 compared to an ending cash balance at December 31, 1999 of $392,564. Net cash inflows from operations are expected to continue during the fiscal year ending December 31, 2001.

         Cash and cash equivalents as of December 31, 2000 were $2,117,746 compared with $392,564 as of December 31, 1999. We had working capital (current assets less current liabilities) of $2,684,821 at December 31, 2000 compared with $635,887 at December 31, 1999 and no material long-term commitments or material commitments for capital or operational expenditures.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000.

Results of Operations

         We had revenues of $21,401,169 for the year ended December 31, 2001 compared to revenues of $15,980,529 for the year ended December 31, 2000. Net income for the year ended December 31, 2001 was $8,315,637 compared to net income of $2,072,494 for the year ended December 31, 2000. We estimate that approximately eighty percent of our revenues were derived from continuing operational and twenty percent from new acquisitions acquired during 2001. Total operating expenses for the year ended December 31, 2001 were $9,446,174 resulting in operating income for the year of $11,954,995. This compares to total operating expenses of $12,866,629 for the year ended December 31, 2000, resulting in operating income of $3,113,900. We instituted a policy of not paying rebates as of January 1, 2001 and hence rebates represented none of the total operating expenses. This compared to customer rebates of $8,913,351 for the year ended December 31, 2000 that represented approximately 69% of total operating expenses. We had been paying rebates of between forty and sixty percent of the amounts collected. Because of our limited operating history with the various web sites, management cannot predict, based upon past performance, whether the above listed cost and expense categories are relatively stable or subject to a substantial degree of volatility. Management continues to expect that advertising and promotion costs will be a significant part of our operating structure. For the year ended December 31, 2001, advertising and promotion costs were $4,443,249 representing approximately 47% of total operating expenses compared to $1,878,318 in such costs in 2000 representing approximately 14% of total operating expenses. The increase in advertising costs were a result of our expanded operations with our various sites and the consequences of events which occurred after September 11, 2001. One of our sites OneTwoClick showed a drop-off in revenues after September 11th and another, FileShooter, showed an increase. We increased our advertising to address both trends. Payroll costs for the year ended December 31, 2001 were $884,546 compared with $299,254 for the year ended December 31, 2000. The increase in payroll costs was a result of hiring more people and having to pay higher salaries for more qualified technical personnel because of our more complex internet network. Legal and accounting costs were $226,677 for the year ended December 31, 2001 compared to $78,039 for the year ended December 31, 2000. The increase is primarily a result of the acquisitions we completed during the year. The overall increase in our various costs was a result of our increasing our business primarily through internal growth. Also during the year ended December 31, 2001, we spent $984,356 on our new acquisitions, most of which was devoted to our inShop operation. Depreciation and amortization costs were $1,147,113 for the year ended December 31, 2001, compared to $486,480 for the year ended December 31, 2000. The increase is a result of the increase in depreciable property and equipment cost allocations resulting from acquisitions. Management expects that revenues from Business to Consumers divisions will continue to increase in 2002. Management expects that all other divisions will have increased revenues and profits as well.

         We believe that our revenues and expenses will continue to increase substantially in the year ending December 31, 2002 both because of the continuing expansion of our business and because of the changing competition in the on-line shopping business. Additional expenses are also likely to be incurred as we expand our bandwidth capacity in order to accommodate new stores at our web sites as well as new websites. We also plan on integrating more of the 800America Network customers into the IPSpayment system site.

Liquidity And Capital Resources

         Cash and cash equivalents as of December 31, 2001 were $13,201,125. At December 31, 2001, the Company had current assets of $13,573,598 and current liabilities of $2,028,316 resulting in working capital at December 31, 2001 (current assets less current liabilities) of $11,545,282.

         In September 2001, we acquired substantially all of the assets, including the name, of cs-live.com inc. The purchase price was $50,000 and 450,000 shares of common stock. We also assumed certain operating liabilities. cs-live inc. changed its name to Intelligent Web Technologies, Inc. We have made advances to Intelligent Web Technologies, Inc. of approximately $300,000. The advances are secured by the shares of common stock paid as part of the purchase price. These shares are being registered for resale. When they are sold a portion of the proceeds will be used to repay the advances.

         During the period we acquired all the capital stock of Universal Payment Systems, Inc. (UPSI). The purchase price was $1.00. UPSI was purchased from our Chief Executive Officer.

         Also, during the period we raised a total of approximately $7,179,773 from the sale of common stock in two private placements. Subsequently, we rescinded $5,500,000 to an investor.

         Net cash provided by operating activities was $11,794,520 for the year ended December 31, 2001 compared with net cash of $2,105,472 for the year ended December 31, 2000. The increase in net cash was primarily attributable to an increase in revenues, sale of operating assets, the proceeds from the sale of common stock and a decrease in operating costs as a result of ending the rebate program. During the period ended December 31, 2001, the Company sold assets for $500,000 and purchased assets or capital stock of five companies for approximately $1,632,500 in cash and 4,177,493 shares common stock. During the year ended December 31, 2000, we obtained $1,679,775 through the sale of equity securities in private placements.

         In October, 2001, we acquired all of the capital stock of iGain, Inc. The purchase price was 1,050,000 shares of common stock. We agreed to repurchase, at the option of the holders, 1,000,000 shares of the common stock issued in the merger for a price at $2.60 per share (the Put Shares). The conditions for which we will repurchase the Put Shares is (i) if the current Chief Executive Officer is no longer serving in that capacity, (ii) we conduct a public offering of our securities and receives at least $7,000,000 in proceeds, or (iii) one year from the closing date of the merger. In connection with the merger, we agreed to repurchase a total of 51,028 of the Put Shares for $2.25 per share. This was completed in January 2002. We are the beneficiary of a term life insurance policy that covers the demise of our current Chief Executive Officer. The amount of the policy is $10,000,000.

         In December, 2001, we acquired the capital stock of WizardWorld, Inc. in a stock for stock merger. The purchase price was 660,000 shares of our common stock. We agreed to repurchase the common stock given in the merger in one year at a purchase price of $2.60 per share. Certain of the holders of WizardWorld preferred stock who received our common stock in the merger purchased a total of 350,000 shares of our common stock in a private placement for a total of $850,000. Such purchasers also have the right to have us reacquire the shares at $2.60 per share after one year.

         We believe that our current capital resources and liquidity are adequate for at least the next twelve months. Other than costs in connection with the further development of our web sites, we do not have any plans for significant capital or operating expenditures above our current level unless we determine to develop additional web sites that could result in additional development costs. We may also make additional acquisitions which might be financed at least in part with our funds.

Quarter Ended March 31, 2002 Compared to Quarter Ended March 31, 2001

Results of Operations

         We had revenues of $7,768,164 for the quarter ended March 31, 2002 compared to revenues of $4,300,777 for the quarter ended March 31, 2001. Approximately, $504,000 of our revenues were derived from an off-line venture whereby we partnered with another company to sell closeout merchandise into the South American market. Our total investment was approximately $4,000,000. To date we have received $900,000 of our investment back and the remaining investment of $3,100,000, which has been used to purchase close out merchandise, should be received during the second quarter along with additional revenue. We do not regularly engage in these types of ventures but, as the opportunity arises we may engage in them in the future. Approximately 21% of our total revenues were derived from foreign sources. Approximately 65% of the foreign revenue came from South America and the balance from the Far East and Europe. Net income for the quarter ended March 31, 2002 was $2,071,604 compared to net income of $1,855,400 for the quarter ended March 31, 2001 . Total operating expenses for the quarter ended March 31, 2002 were $4,563,607 resulting in net operating income for the quarter of $3,204,557. This compares to total operating expenses of $1,434,091 for the quarter ended March 31, 2001, resulting in net operating income of $2,866,686. This increase in operating expenses is a result of our continuing to grow our business in order to increase revenues. Because of our limited operating history with our various web sites, management cannot predict, based upon past performance, whether the above listed cost and expense categories are relatively stable or subject to a substantial degree of volatility. Management continues to expect that advertising costs will be a significant part of its operating structure. Management expects that all divisions will have increased revenues and profits in the Second Quarter.

Liquidity And Capital Resources

         Cash and cash equivalents as of March 31, 2002 were $13,809,345. At March 31, 2002, we had current assets of $17,228,220 and current liabilities of $2,457,176 resulting in working capital at March 31, 2002 (current assets less current liabilities) of $14,771,044.

         In January 2002, we acquired substantially all of the assets, including the name, of Yutopia.com. and assumed certain operating leases. The purchase price was 680,000 shares of common stock.

         We believe that our current capital resources and liquidity are adequate for at least the next twelve months. Other than costs in connection with the further development of its web sites, we do not have any plans for significant capital or operating expenditures above our current level unless we determines to develop additional web sites that could result in additional development costs. We may also make additional acquisitions which might be financed at least in part with our own funds.

                                    BUSINESS

Our Business

         We are a growing company that owns and operates international e-commerce and technology businesses. Our primary business is to bring buyers and sellers together in an efficient and easy to use format and generate fees based on transactions. We believe that we are an innovator in developing proprietary technologies and processes needed for easy navigation and convenience in business-to-business and business-to-consumer environments. Our technologies have provided the foundation needed for us to scale and grow our e-commerce businesses profitably across geographic regions and multiple product lines.

         The majority of our revenues are derived from commissions and sales generated on transactions made through our four primary businesses, OneTwoClick.com and RothmanCloseouts.com (commissions), InternetWebGuide.com, and FileShooter.com (sales). All divisions share their underlying technologies and the management team responsible for our profits.

         The 800America Network: The 800America Network consists of a group of divisions and subsidiary companies that provide business to business, e-commerce services and technology.

         The 800America Network (www.800america.com), is our homepage for all of our eleven divisions and subsidiary companies that comprise the 800America Network.

         OneTwoClick offers consumers a convenient way of easily navigating among many stores. We are paid a commission on a per transaction basis by the retail stores included in the OneTwoClick site of 5 to 20% on items sold on this portal. We are actively involved in determining the stores that are listed on the portal based on shopper preference. Our filtering mechanism for bringing stores into the portal is based upon the preferences of our users.

         We offer incentives to keep new and repeat visitors coming to the 800America Network through promotions and advertising. We run television advertising to increase the number of visitors to the 800America Network. As of March 29, 2002, our OneTwoClick portal had over 700,000 registered customers making over 300,000 transactions per month.

         The 800America Network offers other services to both users and vendors. Through an 800America Network subsidiary, inShop (www.inshop.com), we provide a customized mass direct mail service that alerts our inShop customers about merchandise on sale at particular stores off-line. The stores pay us a per alert fee to include their sales in the alerts. We receive payments from the stores to send these alerts to our visitors. inShop has a database of well to do, primarily female consumers, and extensive relationships with stores and shoppers. The inShop model helps shoppers make informed shopping decisions by allowing its members to receive both fashion and designer sales alerts via e-mail.

         We developed and grew our customer base of Internet shoppers through our online magazine, Internet Web Guide (www.internetwebguide.com). Our Internet Web Guide provides write-ups, best of best site reviews and articles relating to Internet shopping and some twenty different other categories. The online magazine is independently written and is available in six languages and in several countries around the world.

         Rothman Closeouts: Rothman Closeouts operates a web-based global trading community for surplus and closeout merchandise.

         Rothman Closeouts, a member of the 800America Network (www.rothmancloseouts.com), is one of the busiest and most popular web-based global trading community for surplus and closeout merchandise. It is a business to business closeout portal for manufacturers, wholesalers and retailers to sell and buy surplus inventories around the world. Through management's years of experience in closeout merchandise, Rothman has built an on-line global trading community in which buyers and sellers are brought together in an efficient and cost-effective manner to buy and sell surplus merchandise. The Rothman online platform has been used by many brick and mortar companies seeking an online distribution channel for their surplus and closeout merchandise. We believe these relationships will continue to increase as brick and mortar companies seek new ways to bring their businesses to the Internet without incurring significant start-up and operating costs.

         Rothman's business model was developed based on our management team's in-depth knowledge of the industry. Our management team has many years of industry experience and understands how buyers and sellers trade in surplus merchandise. Our understanding of the marketplace provides us a competitive edge and is reflected in the services we provide. We continue to tailor our Rothman services to reach web-based trading communities in other countries. We have expanded the Rothman services to thousands of small business owners across America. Most surplus merchandise is sold in larger lots at higher prices leaving the small business owner unable to compete with the large retailers offering closeouts. Our services allow these small business owners to aggregate their surplus merchandise so that they may share in the benefits of selling larger lots. The minimum order that can be placed is $500.00. Commissions are determined as a percentage of the total transaction excluding transportation charges and are paid by the Seller.

         Our goal is to be the "virtual closing room" for closeout merchandise around the world. Our proprietary technology automates the customer buying process and has proven instrumental in our ability to reach our goal. This technology finds and then matches buyers and sellers, and builds a fast and accurate customer buying system. This provides Rothman Closeouts with the ability to gather information on customer buying behaviors on a realtime continuous basis. The information allows Rothman Closeouts to provide valuable assistance to its customers in order to close the sale during the actual negotiation. We operate Rothman internationally and have expanded our services to the Far East, Europe and South America.

         Other Products and Services:

         Fileshooter (www.fileshooter.com), has led to the development of a revolutionary new peer-to-peer communications tool for secure, private instant Internet messaging that sends and receives any kind or size file including text, music, pictures and graphics. We acquired a 51% ownership in Fileshooter in November 2000 and completed the acquisition for the remaining 49% in July 2001 and worked with the company's existing technology to further develop the Fileshooter product.

         Fileshooter instantly sends and receives any type or size of file, including, but not limited to, text, music, pictures and graphics or any combination thereof. What makes Fileshooter different from other products is that it does not reside on any intermediary's server used in sending or receiving e-mail. Fileshooter takes a file and wraps it in an encrypted format. The file is then sent via the Internet with nothing more than an Internet Protocol (IP) address tag to the designated recipient. This innovative process allows the sender and receiver to communicate privately regardless of each others browser, e-mail product or Internet service provider. The Fileshooter file tunnels through the Internet and its myriad of routers instantly to reach the recipient.

         Fileshooter serves the need for individuals, groups and corporations to communicate with a variety of other individuals or organizations which may have different service providers and server technologies. Fileshooter offers additional flexibility to users in providing the ability to open a private chat line of communication which does not reside on any intermediary's server. The chat line is private, quick and deleted once the transmission is complete. We began marketing the software product to consumers and businesses in the third quarter of 2001.

         EBiz4Biz.com is a business to business site that offers Chinese manufacturers English and Chinese language web pages pointed to North America where they may display their merchandise for sale.

         IPSpayment.com is an online payment system that allows users to pay bills and transfer funds.

         WizardWorld is an online marketplace where people can buy, sell or trade collectibles.

         cs-live provides real-time communications using the Internet as the delivery medium. cs-live technology enables companies with a web presence to maximize the effectiveness of the Internet with applications that provide enhanced real-time communications over the web, including live chat and rich media. cs-live provides solutions for eLearning, eMarketing, eSupport and eSurveys, brings cs-live's customers' web sites to the next level with live and interactive customer management solutions.

         The iGain platform employs an Application Service Provider (ASP) model to deliver cash rewards-based loyalty programs to its clients via both Cash Rewards and Merchant Partner application services. Clients may use the services independently or together to reward loyal customers. By modeling the relationships between clients, members, and incentive programs, iGain fully manages the distribution, tracking, and fulfillment of cash incentives. As an ASP, iGain leverages the power of the Internet to quickly and efficiently put clients' rewards programs to work. iGain loyalty programs are agile and can be launched in less than two weeks. B2B and B2C services are provided utilizing standard protocols over the Internet.

         Youtopia.com is one of the most popular teenage sites in North America with approximately 1-2 million members between the ages of fourteen and twenty-six. The site features contests, games, promotions and some of the most popular music artists.

Business Strategy

         Our strategic objective is to continue to grow our business by acquiring companies with technologies that support our core business and provide tools for Internet navigation, shopping and trading convenience. The key elements of our strategy are to:

         o continue to maximize opportunities with our existing businesses;

         o seek strategic acquisitions of synergistic companies with technologies that support our strategy and improve shareholder value;

         o acquire additional e-commerce companies and layer in our managerial expertise to expand our existing customer base and maximize profits; and

         o build upon our current infrastructure to provide technology and services that enhance the Internet shopping experience.

Sales and Marketing

         We have approximately 150 independent commission-based sale persons across China who report to our Beijing office who perform various sales and marketing functions for our marketing efforts in Asia. We do not employ any sales personnel in China. All of our employees (6) in our Beijing office are technical staff. The independent sales force contacts Chinese manufacturers for the purpose of selling webpages that are pointed to the North American marketplace. We employ one internal salesperson and one marketing person. Our marketing strategy, which we implement through advertising and promotions as well as partnerships and alliances, includes the following elements:

         o        promote our 800America Network and our various brands;

         o develop niche marketing programs to attract buyers and sellers to our web-based trading community; and

         o        develop technology companies to grow their business.

Competition

         Competition in the on-line shopping industry is intense, with numerous companies competing in what is currently a highly fragmented industry. Almost all of the major national retailers have established their own web sites and are experiencing mixed results in this segment of their business. Several companies have emerged with on-line shopping portals similar to ours. Many of these companies have spent millions of dollars in advertising and marketing in an attempt to carve out a niche and establish their brand names in this highly competitive market. Few of these competitors are currently operating profitably since they expend large amounts of money for advertising in order to establish their market identities. As a result, the advertising market is becoming saturated with numerous on-line merchants, creating confusion among consumers. It is becoming more difficult for each company to differentiate its products and services from those of its rivals. We are aware that several new companies have begun to offer on-line shopping portals with a customer rebate feature. This particular niche of the on-line shopping industry is highly fragmented and there are virtually no barriers to entry into this market. We expect on-line shopping sites to proliferate. In order to compete successfully companies will have to offer more services and promotions to their customers. 800America has limited resources. As a result, it will be difficult for us to compete with these large national organizations whose financial strength is significantly greater than ours. We may not be able to compete effectively with these larger organizations. We may not be able to continue to operate profitably in the on-line shopping mall business.

         The online surplus trading community is a new, rapidly evolving market. We expect competition to intensify in the future as the barriers to entry are relatively low, and current and new competitors can launch new sites at a minimal cost using commercially available software. Depending on the product category, we compete with a number of companies serving particular categories of goods as well as those serving broader ranges of goods.

         Our Fileshooter software product competes directly with all peer-to-peer (computer-to-computer) software products. We believe our product has certain competitive advantages over our current competition, but we expect competition to intensify in the future as peer-to-peer computing becomes increasingly popular in both the corporate and personal markets.

Employees

         As of June 10, 2002, we had 52 employees, including 50 full time employees and 2 additional part-time employees. We may hire additional employees in 2002, both full time and part time, if our level of operations requires an increase in our work force.

Item 2. Description of Property

         We do not own any real property. We maintain our corporate and a sales office in New York, New York where we lease approximately 1,300 square feet of space. The lease provides for a monthly rental of approximately $3,460 per month and continues until June 2005. Our administrative offices are located in Nashville, Tennessee where we lease an aggregate of approximately 3,600 square feet of space at two different sites. One site has a lease that provides for a monthly rental of $891 per month and increases 7 1/2% per year over the remaining term of the lease, which expires in December 2002. In January 2002, we rented a second larger space of approximately 2,500 square feet. We rent the second site, without a written lease, for a monthly rental of $1,951.

         Part of our technical operations, Ebiz4biz.com and the cs-live operations have offices in Ottawa, Canada where the rent, is CDN $26,481 per year for a period of three years ending 2005 and Ebiz4biz has an office in Beijing, China where the rent, without a written lease, is $1,000 per month. The iGain subsidiary leases approximately 1,261 square feet in Fairfield, CT for approximately $1,576 per month for a one-year term ending December 2002.

Item 3. Legal Proceedings

         In the normal course of our business, we are involved in various legal matters. We do not believe that any legal matter that we are currently involved with would have a material adverse effect on our business or financial condition should the matter not be decided in our favor.

Intellectual Property Rights

         Our success depends upon our ability to protect our proprietary technology and operate without infringing on the proprietary rights of others. We expect to rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology. However, we do not currently hold any patents or copyrights. We hold a trademark on our Fileshooter logo and have applied for, but have not yet received, trademarks on several other tradenames we use in our business. We also own the trademark names for cs-live, iGain, WizardWorld (online use only) and Youtopia. We have patents and several pending applications. We will seek to protect the source code for our software, documentation and other written materials through trade secret and copyright laws. These legal protections provide us limited protection. Policing unauthorized use of our technology is difficult, and we may be unable to determine whether piracy of our software technology has occurred. A substantial amount of uncertainty exists concerning the application of copyright laws to the Internet, and there can be no assurance that existing laws will provide adequate protection for our original content. In addition, because copyright laws do not prohibit independent development of similar content, there can be no assurance that copyright laws will provide any competitive advantage to us. The laws of some foreign countries do not protect proprietary rights as fully as the laws of the United States. The steps we have taken to protect our proprietary rights, however, may not be adequate to deter misappropriation of all proprietary information.

         Despite our efforts to protect our proprietary rights and other intellectual property, unauthorized parties may attempt to copy aspects of our technology, obtain and use information that we regard as proprietary or misappropriate our copyrights, trademarks, trade dress or similar proprietary rights. We cannot be sure that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology or duplicate our products or design around our intellectual property rights. In addition, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving.

         We also license certain third party technology that we incorporate into our products. To our knowledge, we are not infringing any proprietary rights of third parties. However, we cannot be sure that third parties will not claim that we are. We expect that software developers will increasingly be subject to infringement claims as the number of products and competitors in our markets grows. Any claims, with or without merit, could be time-consuming for us to defend, result in costly litigation, divert our management's attention and resources, cause product development delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. If a successful claim of product infringement were brought against us and we were unable to either license the infringed or similar technology or develop alternative technology on a timely basis, our business prospects are likely to be materially adversely affected.

                                   MANAGEMENT

Board of Directors, Executive Officers and Significant Employees

Name                    Age   Position

David E. Rabi           62    Chief Executive Officer, Treasurer and Director

Jacques Pate, Jr.       47    President

Bobby Walley            62    Secretary and Director

Darvin D. Pierce        60    Director

Richard K. Sullivan     74    Director


Significant Employees

Jerry Kavoun            47    Senior Vice-President - Chief Marketing Officer

Vincent Ren             43    Chief Technology Officer


         Our directors are elected each year at the annual meeting of shareholders for a term of one year. Each director serves until the expiration of his term and thereafter until his successor is duly elected and qualified. Our by-laws provide that the number of directors constituting the board of directors may be increased by action of the board of directors, which may also fill vacancies on the board of directors. The current board of directors will continue to serve as directors until the next annual meeting of our shareholders. At this time, there are no committees of the board of directors.

         Our executive officers are appointed by the Board of Directors on an annual basis.

Management

         David E. Rabi has been a director since February 1997, and he has served as our Chief Executive Officer and President since July 9, 1999, except for an approximate 3 week period in September 2001. As President, Mr. Rabi was instrumental in leading the company to profitability. He had general management responsibility for all 800America businesses including marketing of the on-line shopping site, and publishing of the on-line Internet Web Guide Magazine. Mr. Rabi has extensive experience forming and running large complex international organizations and served as a financial and marketing consultant to various international companies in Africa and South America. From 1977 to 1990, he served as President and CEO of the Carmel Group, a multinational, privately-held corporation based in South America, with 14 international offices, sales of approximately $1.5 billion and over 6,800 employees. Mr. Rabi was instrumental in the sale of the company. His accomplishments are far reaching and are reflected throughout 800America's structure and culture. Mr. Rabi has a Bachelors Degree in Business Administration and a Masters Degree in Economics and Finance from the Sorbonne University in France.

         Jacque Pate, Jr. has been employed by us since February 1997. He was appointed President in January, 2002. From 1979 to February 1997, he served as President of Jupate, Inc., a construction company. He devotes approximately 80% of his business time to the affairs of the Company. Mr. Pate holds a B.S. in Business Administration from Birmingham Southern College and a B.S. in Building Construction from Auburn University.

         Bobby Walley has been a director since February 1997, and he has served as our Secretary since August 2000 and as our President for an approximate 3 week period in September 2001. Mr. Walley owned a forestry consulting firm, Walley Consulting Co., in Hattiesburg, Mississippi for approximately 10 years prior to its sale in 1998. Since then he has been an independent consultant. Mr. Walley holds a Bachelors Degree in Business Administration, a Masters Degree in Forestry and an AAA Degree (similar to a Ph.D.) in Forestry from Mississippi State University.

         Darvin D. Pierce has been a director since February 1997. Mr. Pierce has more than 20 years experience working in the investment community. Currently, he is the co-manager of several mutual bank loan funds and since 1990 has held a senior executive position for Van Kampen Funds of Oakbrook Terrace, Illinois. In this capacity, Mr. Pierce is the Chief Analyst for $13.2 billion bank originated secured corporate loans, and is responsible for all analytic work, "due diligence" and monitoring of the portfolio; he manages 10 professional and eight clerical and accounting personnel and is responsible for the day-to-day administration, as well as the establishment and maintenance of working relationships with a number of the Syndication Desks/Personnel at major lending institutions in the United States. From 1986 to 1990 he was Senior Vice President, Chief Lending Officer, Australia and New Zealand Bank, New York, New York. From 1980 to 1986, he was the Vice President, Senior Lending Officer of the National Bank of Canada, Chicago, Illinois. Mr. Pierce has a Bachelor of Science in Finance and Economics and a Masters in Business Administration from Northwestern University.

         Richard K. Sullivan has been a director since January 2002. Mr. Sullivan has been a financial consultant for over thirty years. He holds a. B.A. degree from Georgetown University and a M.B.A. from Cornell University.

Significant Employees

         Jerry Kavoun has held his position since January 2001. Mr. Kavoun joined us after we purchased substantially all of cs-live's assets in October 2001. He was a Vice President, General Manager and a founder of cs-live, inc. where he worked from June 2000. From September 1999 until June 2000, he worked at Atmos Corp., a business development company, as Senior Vice-President, in which he was a founder. From September 1996 to September 1999, he worked at ChipWorld, Inc. (patent litigation support for semiconductor licensing) where he was Director, Business Development. He holds an EEE (electrical electronics engineering), Semiconductor Physics from Riga Polytechnical University.

         Vincent Ren has held his position since February 2001. Prior to that time he was the President, Chief Technology Officer and a Director of ebiz4Biz.com, Inc. since July 1999. We purchased ebiz4Biz in January 2001. From November 1997 until July 1999, he was a software designer for Nortel Networks. From August 1994 to November 1997, he was a software developer for Milkyways Networks Corporation. Mr. Ren holds a B.E. in Electrical Engineering from the Institute of Light Industrial Engineering, Beijing, China and an M.B.A. from the University of International Business & Economics, Beijing, China.

                             EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth, for the three years ended December 31, 2001, the compensation for services in all capacities earned by our Chief Executive Officer. There were no other officers or employees whose total annual salary, bonus and other annual compensation exceeded $ 100,000 in fiscal year 2001.

                           SUMMARY COMPENSATION TABLE

                                                                                           Securities
Name and                                                                                   Underlying
Principal Position                              Year              Salary       Bonus          Options
------------------                              ----              ------       -----          -------
David E. Rabi                                   2001            $200,000       --                 -0-
         Chief Executive Officer                2000            $120,000       --           1,000,000
                                                1999             120,000       --             250,000

Bobby Walley                                    2001                 -0-       --                 -0-
         President for approximately 3 weeks

         The following table sets forth information concerning grants of stock options to purchase shares of our Common Stock during the year ended December 31, 2001 to our Chief Executive Officer.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      Potential Realizable
                                                                                      Value At Assumed
                                                                                      Annual Rates of Stock
                                                                                      Price Appreciation for
                                                                                      Option Term ($)
                                              Individual Grants
                   ----------------------------------------------------------------------------------------------
                   Number of            Percentage of
                   Securities           Total Options
                   Underlying           Granted to
                   Options              Employees In                Exercise Price
Name               Granted              Fiscal 2000 (%)             Per Share ($)          Expiration Date
----               -------              ---------------             -------------          ---------------

David E. Rabi        -0-                     -0-                         -0-                     --

Bobby Walley         -0-                     -0-                         -0-                     --

         The following table sets forth information with respect to stock options exercised by our Chief Executive Officer during the fiscal year ended December 31, 2001 and stock options he held as of December 31, 2001.

            AGGREGATED OPTION/SAR EXERCISES IN LAST YEAR AND YEAR-END
                                OPTION/SAR VALUES

                  Number of                                                    Value of Unexercised
                  Securities                                                   In-the-Money
                  Underlying                    Number of Securities           Options/SARs
                  Options/SARs                  Underlying Options/SARs        at Fiscal Y/E
                  Acquired on     Value         at Fiscal Y/E (#)              Exercisable/
Name              Exercise (#)    Realized      Exercisable/Unexercisable      Unexercisable
----              ------------    --------      -------------------------      -------------

David E. Rabi     --              --            1,000,000/0                    $2,500,000/0

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth information regarding the beneficial ownership of our Common Stock as of June 10, 2002:

         o each person known by us to own beneficially more than 5% of our Common Stock;

         o        each of our directors;

         o each of our five most highly compensated officers who earned more than $ 100,000 in our last fiscal year; and

         o        all directors and executive officers as a group.

         The percentage of beneficial ownership for the table is based on 20,346,321 shares of Common Stock outstanding on June 10, 2002.

         Unless otherwise indicated below, to our knowledge, all persons and entities listed below have sole voting and investment power over their shares of Common Stock, except to the extent that individuals share authority with spouses under applicable law. Unless otherwise indicated, each entity or person listed below maintains a mailing address of c/o 800America.com, Inc. 420 Lexington Avenue, New York, New York 10170.

         The number of shares of Common Stock beneficially owned by each shareholder is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of Common Stock over which the shareholder exercises sole or shared voting or investment power.


                                                               Percentage
                                            Amount of          Ownership
Name of                                     Beneficial         Before
Beneficial Owner                            Ownership          Offering(1)
----------------                            ---------          -----------
David E. Rabi                             10,308,000(2)           50.6%
Jacques Pate                                  80,000(3)              *
Lazard Freres & Co.                        1,933,550               9.1%
30 Rockerfeller Plaza
61st Floor
New York, NY  10020
Darvin Pierce                                 60,000(4)              *
Bobby Walley                                  65,000(5)              *
Richard K. Sullivan                             - 0 -               --
                                          -------------           -----
All Executive Officers and Directors      12,446,550(6)           51.0%
as a group (5 persons)

*        Less than one percent.

(1) Based on a total of 20,346,321 shares of Common Stock outstanding as of June 10, 2002. This amount excludes the conversion of any other convertible securities. Excludes all of our Common Stock equivalents, including stock options, warrants and restricted stock.

(2) Includes 9,308,000 shares of Common Stock held by American Deductible, Inc., an entity established for the benefit of the children of Mr. Rabi. Mr. Rabi has a power of attorney to act on behalf of American Deductible, Inc. and may be deemed to have direct voting control of the Common Stock held by it. Also includes options to purchase 1,000,000 shares of Common Stock.

(3)      represents options to purchase 80,000 shares of Common Stock.

(4)      Includes options to purchase 35,000 shares of Common Stock.

(5)      Includes options to purchase 40,000 shares of Common Stock.

(6)      Includes options to purchase 1,155,000 shares of Common Stock.

                            SELLING SECURITY HOLDERS

         The table below sets forth information concerning the sale of shares of Common Stock by the Selling Security Holders. We will receive a portion of the proceeds from the resale of the common stock by Intelligent Web Technologies and RXS, Inc.

         When we purchased the assets of Intelligent Web Technologies, Inc., we advanced funds to certain of their creditors in order to be able to take the assets free and clear of any liens or encumbrances. The total amount of the advances is approximately $325,000. Likewise, when we purchased assets from RXS, Inc., we had to pay a lienholder (a bank) to take the assets free and clear. The amount we paid was approximately $110,000. RXS, Inc. agreed to reimburse us for this amount.

         The following table also sets forth the name of each person who is offering shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Common shares that are issuable upon the exercise of outstanding options, warrants, convertible Preferred Stock or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each Selling Security Holder's percentage ownership of outstanding common shares.

                                              Shares Beneficially                  Shares                      Shares Beneficially
                                                     Owned                         Offered                    Owned After Offering
              Selling                             Prior to the                       For                         If All Offered
        Security Holder(1)                        Offering (2)                    Sale (3)                     Shares Are Sold (3)
------------------------------------       ---------------------------       --------------------         --------------------------
               Name                             Number of Shares                 Percentage                     Number of Shares
               ----                             ----------------                 ----------                     ----------------
            Aliza Gold                               27,500                        27,500                              -0-

             Joel Gold                              247,500                       137,500                           110,000

             Leah Gold                               41,250                        41,250                              -0-

       Rochelle Gold Genack                          27,500                        27,500                              -0-

            Tanya Gold                               41,250                        41,250                              -0-

          Maria Molinsky                             55,000                        55,000                              -0-

           Linda Neuman                              27,500                        27,500                              -0-

          Victor Molinsky                            16,500                        16,500                              -0-

     Carole and Robert Juranek                       27,500                        27,500                              -0-

         EH&P Investments                            27,500                        27,500                              -0-

        Bryan Simmons, Jr.                           27,500                        27,500                              -0-

  The Equity Group Profit Sharing                   110,000                       110,000                              -0-
           Plan & Trust

      Sam and Tova Wietschner                         8,250                         8,250                              -0-

      Alice C. Tate Roth IRA                         27,500                        27,500                              -0-

Isacc J. Buchen and Gail B. Buchen                   13,750                        13,750                              -0-

          Allen Conkling                              5,500                         5,500                              -0-

            Evan Genack                              82,500                        82,500                              -0-

Schneur Genack and Rachella Genack                   27,500                        27,500                              -0-

Intelligent Web Technologies, Inc.                  450,000                       160,000                           290,000

             RXS, Inc.                              500,000                       150,000                           350,000

(1) Except as described below, no Security Holders have held any position or office, or has had any material relationship with us or any of our affiliates within the past three years. Mr. Jerry Kavoun, our Vice President-Chief Marketing Officer, was a founder of Intelligent Web Technologies, Inc. Ms. Randi Schinder is a consultant for us and she is the Chief Executive Officer and a shareholder of RXS, Inc. Mr. Joel Gold is an officer in a company that served as a "placement agent" in a private placement of our common stock and common stock purchase warrants

(2)      Excludes approximately 650,000 warrants to purchase common stock.

(3) Assumes no sales are affected by the Security Holders during the offering period other than pursuant to this offering and that all shares offered will be issued and sold.


                              PLAN OF DISTRIBUTION


         The Selling Security Holders and any of their pledges, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the Selling Security Holders will sell any or all of the Common Stock in this offering. The Selling Security Holders may use any one or more of the following methods when selling shares:

         o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

         o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

         o Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account.

         o An exchange distribution following the rules of the applicable exchange.

         o        Privately negotiated transactions.

         o Short sales or sales of shares not previously owned by the seller

         o Broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share.

         o A combination of any such methods of sale or any other lawful method.

         o        The Selling Security Holders may also engage in:

         o Short selling against the box, which is making a short sale when the seller already owns the shares.

         o Buying puts, which is a contract whereby the person buying the contract may sell shares at a specified price by a specified date.

         o Selling under Rule 144 under the Securities Act, if available which it is currently not, rather than under this Prospectus.

         o Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the shareholder.

         o Pledging shares to their brokers under the margin provisions of customer agreements. If a selling Security Holder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

         Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from Selling Security Holders in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The Selling Security Holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. in such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the Selling Security Holders and their officers, directors, employees and agents, and each person who controls any Selling Security Holder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each Selling Security Holder has agreed to indemnify the Company and its directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

         If we are notified by the Selling Security Holder that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the Selling Security Holder and the broker-dealer.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On July 9, 1999, 800America, Inc., a Delaware corporation, was merged into 800America.com, Inc. As part of the Agreement and Plan of Merger, we issued 10,000,000 shares of our Common Stock to the three shareholders of 800America, Inc. We also changed the name of the company to 800America.com, Inc. Of the restricted shares of Common Stock issued pursuant to the merger, 9,358,000 shares of Common Stock were issued to American Deductible, Inc. American Deductible, Inc. is an entity established for the benefit of the children of Mr. Rabi, our Chief Executive Officer and a director of 800America and a controlling shareholder of 800America, Inc. Mr. Rabi does hold a power of attorney on behalf of American Deductible, Inc. and may be deemed to hold direct voting control of such shares.

         In August 2001, we purchased all of the capital stock of Universal Payment Systems, Inc. from our Chief Executive Officer, Mr. David E. Rabi. The purchase price was $1.00.

                         SHARES ELIGIBLE FOR FUTURE SALE

General

         We have outstanding 20,346,321 shares of our Common Stock, at June 10, 2002. Of these shares, approximately 3,000,000 shares of Common Stock are freely tradable in the public market without restriction under the Securities Act, unless these shares are held by our "affiliates," as that term is defined in Rule 144 under the Securities Act.

         The remaining 17,346,321 shares of our Common Stock are "restricted shares". We issued and sold these restricted shares in private transactions in reliance on exemptions from registration under the Securities Act. Restricted shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under the Securities Act.

Stock Option Plan

         Our Board of Directors adopted, and our shareholders approved, our Stock Option Plan, on November 15, 1999 and November 24, 1999, respectively. The purpose of the Stock Option Plan is to attract and retain directors, officers, other employees and consultants of 800America and its subsidiaries and to provide such persons with incentives to continue in the long-term service of 800America and its subsidiaries and to create a more direct interest in the future success of the operations of 800America by relating incentive compensation to increases in shareholder value. The Stock Option Plan is divided into three separate programs:

         o The Discretionary Stock Option Grant Program under which eligible persons may, at the discretion of the Committee or the Board, be granted Stock Options.

         o The Restricted Stock Program under which eligible persons may, at the discretion of the Committee or the Board, be granted rights to receive shares of Common Stock, subject to certain restrictions; and

         o The Supplemental Bonus Program under which eligible persons may, at the discretion of the Committee or the Board, be granted a right to receive payment, in cash, shares of Common Stock, or a combination thereof, of a specified amount.

         Persons eligible to participate in the Stock Option Plan include employees of 800America or a subsidiary, members of the board, and consultants and other independent advisors who provide services to 800America or a subsidiary. The Stock Option Plan is administered by the Board of Directors. The initial aggregate number of shares of Common Stock that may be issued under the plan is 2,000,000, which increases annually based on the number of outstanding shares of Common Stock. Management expects to propose an increase in the number of shares that may be issued under the plan.

         Upon an acquisition, shareholder-approved merger or consolidation, a change in a majority of the members of the board, or the sale, transfer or other disposition of all or substantially all of the assets of 800America, all outstanding stock options, restricted stock and supplemental bonuses shall become immediately exercisable. Upon a change of control (as defined in the Stock Option Plan) of 800America, options become fully exercisable, and restrictions on restricted shares lapse. Our Board of Directors may amend or modify the plan at any time subject to any required shareholder approval. No such amendment or modification shall adversely affect the rights and obligations with regard to awards outstanding under the plan at the time of such amendment or modification, unless the participant consents to such amendment or modification. The plan will terminate upon the earliest of (i) ten (10) years after the effective date of the plan or (ii) the termination of all outstanding awards in connection with a change in control. Upon such plan termination, all outstanding awards shall thereafter continue to have force and effect in accordance with the provisions of the documents evidencing such awards.

         As of June 10, 2002, we have granted a total of 2,539,000 stock options under the Stock Option Plan, primarily to the officers and directors and employees of 800America.

Rule 144

         In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares for at least one year would be entitled to sell in any three-month period up to the greater of:

         o        1% of the then-outstanding shares of our Common Stock; and

         o the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

         Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about us. As we are not current in our reports to the SEC, the use of Rule 144 is of limited use to our shareholders.

Rule 144(k)

         Under Rule 144(k), a person who has not been one of our affiliates during the preceding 90 days and who has beneficially owned the restricted shares for at least two years is entitled to sell them without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

         In general, Rule 701 permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the holding period provision of Rule 144.

                          DESCRIPTION OF CAPITAL STOCK

General

         The following summary of certain provisions of our Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, our Articles of Incorporation and by-laws, however, the summary does contain all material terms of the Capital Stock.

         We are authorized by our Amended and Restated Articles of Incorporation to issue an aggregate of 50,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, which preferred stock may be issued with the rights, designations and privileges, including redemption and voting rights, as our board of directors may, from time to time, determine. As of June 10, 2002, there were 20,346,321 shares of Common Stock and no shares of Preferred Stock issued and outstanding.

Common Stock

         Each holder of Common Stock is entitled to one vote per share and, subject to the rights of the holders of any Preferred Stock we may issue in the future, to receive dividends when and as declared by our Board of Directors, and to share ratably in our assets legally available for distribution in the event of our liquidation, dissolution or winding up. Holders of our Common Stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights. In the event we were to elect to sell additional shares of our Common Stock following this offering, investors in this offering would have no right to purchase these additional shares. As a result, their percentage equity interest in us would be diluted. Holders of the Common Stock do not have cumulative voting rights, which means that the holders of more than half of the outstanding shares of Common Stock can elect all of our directors, if they choose to do so. In this event, the holders of the remaining shares would not be able to elect any directors. Our Board of Directors is empowered to fill any vacancies on the Board of Directors. Except as otherwise required by Nevada law, all shareholder action is taken by vote of a majority of the outstanding shares of Common Stock voting as a single class present at a meeting of shareholders at which a quorum, consisting of a majority of the outstanding shares of our Common Stock, is present in person or by proxy.

Preferred Stock

         We are authorized by our Amended and Restated Articles of Incorporation to issue a maximum of 5,000,000 shares of Preferred Stock, in one or more series and containing the rights, privileges and limitations, including voting rights, conversion privileges and/or redemption rights, as may, from time to time, be determined by our Board of Directors. Preferred Stock may be issued in the future in connection with acquisitions, financings or any other matters as the Board of Directors deems to be appropriate. The effect of the Preferred Stock is that our Board of Directors alone, within the bounds and subject to the federal securities laws and the Nevada General Corporation Law, may be able to authorize the issuance of Preferred Stock, which could have the effect of delaying, deferring or preventing a change in control of us without further action by the shareholders and may adversely affect the voting and other rights of holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

Indemnification

         Under the Nevada General Corporation Law, a director, officer, employee or agent of a Nevada corporation may be entitled to indemnification by the corporation under certain circumstances against expenses, judgements, fines and amounts paid in settlement of claims brought against them by a third person or by or in right of the corporation.

         We are obligated under our Amended and Restated Articles of Incorporation to indemnify any of our present or former directors, officers, employees and agents of 800America, or anyone who is or was serving at the request of 800America as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. This indemnification applies to any of the foregoing persons who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. Indemnification is available if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of 800America and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Amended and Restated Articles of Incorporation do not permit indemnification for any claim, issue or matter as to which such person has been adjudged by a court to be liable to 800America or for amounts paid in settlement to 800America, unless and only to the extent that the court or other court of competent jurisdiction determines upon application that, in view all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which the court deems proper. Our Amended and Restated Articles of Incorporation provide for indemnification against expenses, including attorneys' fees, actually and reasonably incurred by any covered person in his defense. 800America may also advance expenses consistent with the provisions of the applicable Nevada law.

         The Nevada General Corporation Law, also permits a corporation to limit the personal liability of its officers and directors for monetary damages resulting from a breach of their fiduciary duty to the corporation and its shareholders. Our Amended and Restated Articles of Incorporation do not provide such a limitation.

         Our Amended and Restated Articles of Incorporation and By-laws provide that indemnification is not exclusive of any other rights these persons may otherwise have under contract or by law. The indemnification will apply to the actions of these persons in their official or action in another capacity while holding office, except that indemnification, unless order by a court for actions by or in the right of 800America or for the advancement of expenses of any director or officer, may not be made to or on behalf of any officer or director if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. This indemnification will also continue as to a person who has ceased to be a director, officer, employee or agent, and the benefit of the indemnification will pass to that person's heirs, executors and administrators.

Transfer Agent

         The transfer agent and registrar for our Common Stock is Interwest Transfer Company, Inc.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Jack F. Burke, Jr., the independent auditors who had been engaged by 800America as the principal accountants to audit its consolidated financial statements for 2001, was dismissed effective June 3, 2002. The decision to change accountants was recommended by the Audit Committee of 800America's Board of Directors and unanimously approved by the Board of Directors.

         The reports of Jack F. Burke, Jr. on the financial statements of 800America during the two-year period ended December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principals. During the two-year period ended December 31, 2001 and the subsequent interim period preceding the dismissal of Jack F. Burke, Jr., the Company did not have any disagreements with Jack F. Burke, Jr., on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Jack F. Burke, Jr. would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

         On June 3, 2002, 800America engaged Piltz, Williams, LaRosa & Company as its new auditors to audit 800America's consolidated financial statements. Accordingly, Piltz, Williams, LaRosa & Company will act as 800America's independent auditors for the fiscal year ending December 31, 2002.

                                     EXPERTS

         The consolidated financial statements of 800America.com, Inc. at December 31, 2000 and 1999 appearing in this Prospectus have been audited by Jack F. Burke, Jr., CPA, independent auditor as set forth in the report thereon, appearing elsewhere in this Prospectus and are in reliance upon such report given upon the authority of such auditors as experts in accounting and auditing.

                                  LEGAL MATTERS

         Legal matters concerning the issuance of shares of common stock offered in this Prospectus will be passed upon by John L. Thomas, Esquire, Moorestown, New Jersey. Mr. Thomas beneficially owns options to purchase 100,000 shares of the Company's Common Stock.

                           OTHER AVAILABLE INFORMATION

         We have filed a registration statement on Form SB-2 (File No. 333-76792) under the Securities Act of 1933 Act with the Commission in connection with the securities offered by this Prospectus. This Prospectus does not contain all of the information that is in the registration statement, you may inspect without charge, and copy our filings, at the public reference room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         Information about the public reference room is available from the Commission by calling 1-800-SEC-0330.

         The Commission maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the site is www.sec.gov. Visitors to the site may access such information by searching the EDGAR archives on this web site.

         You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with any information that is different.

         The Selling Security Holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted.

         The information contained in this Prospectus is accurate only as of the date of this Prospectus.

                              FINANCIAL STATEMENTS

         Our Financial Statements begin on Page F-1.

                          INDEX TO FINANCIAL STATEMENTS

                              800America.com, Inc.

                        Consolidated Financial Statements

                                December 31, 2001



                                                                            Page
                                                                            ----

Review Report of Independent Auditor.........................................F-2

Balance Sheet................................................................F-3

Income Statement.............................................................F-4

Stockholder's Equity.........................................................F-5

Cash Flow Statement..........................................................F-7

Notes to Reviewed Financial Statements.............................F-8 thru F-14

                              800America.com, Inc.

                   Condensed Consolidated Financial Statements

                      For Three Months Ended March 31, 2002

                                                                            Page
                                                                            ----

Independent Accountant's Review Report......................................F-15

Balance Sheet...............................................................F-16

Income Statement............................................................F-17

Cash Flow Statement.........................................................F-18

Notes to Condensed Consolidated Financial Statements..............F-19 thru F-20

                               Jack F. Burke, Jr.
                           Certified Public Accountant
                                 P. O. Box 15728
                         Hattiesburg, Mississippi 39404



                          Independent Auditor's Letter





To the Board of Directors and Stockholders' of 800America.com Inc.

I have audited the accompanying consolidated balance sheet of 800America.com Inc. (a Nevada Corporation) as of December 31, 2001 and 2000 and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of 800America.com Inc. management. My responsibility is to express and opinion on these financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for our opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 800America.com Inc. as of December 31, 2001 and 2000 and the results of its operations and its cash flows for the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.




Jack F. Burke, Jr.
Hattiesburg, Mississippi
March 22, 2002

                              800America.com, Inc.
                           Consolidated Balance Sheet
                                   December 31


                                                               2001                  2000
                              Assets
Current Assets
  Cash                                                      $13,201,125          $ 2,117,746
  Accounts Receivable                                            53,752              995,634
  Allowance for Doubtful Accounts                                     0             -139,000
  Prepaid Advertising                                                 0               75,000
  Deferred Tax Asset                                                  0               47,260
  Interest Receivables                                           17,151                    0
  Notes Receivable                                              301,570                    0
                                                            -----------          -----------
Total Current Assets                                         13,573,598            3,096,640
                                                            -----------          -----------
Property and Equipment
  Equipment                                                   1,066,463              743,831
  Software                                                    3,695,650              887,150
  Auto                                                           20,738               20,738
  Networking Development                                      2,633,493                    0
                                                            -----------          -----------
                                                              7,416,344            1,651,719
  Less Accumulated Depreciation                               1,607,545              567,832
                                                            -----------          -----------
Net Property and Equipment                                    5,808,799            1,083,887
                                                            -----------          -----------
Other Assets
  Bond Deposit                                                  500,000                    0
  Stock Escrow                                                  115,015                    0
  Goodwill (Net)                                              2,774,266              193,333
  Other Assets                                                  199,917               47,750
                                                            -----------          -----------
Total Other Assets                                            3,589,198              241,083
                                                            -----------          -----------
Total Assets                                                 22,971,595            4,421,610
                                                            ===========          ===========

            Liabilities and Stockholders' Equity
Current Liabilities
   Accounts Payable Trade                                       131,085               24,947
   Subscribers Refund Due                                       770,892                    0
   Income Tax Payable                                         1,027,518              386,872
   Accrued Expenses                                              98,821                    0
                                                            -----------          -----------
Total Current Liabilities                                     2,028,316              411,819
                                                            -----------          -----------

Stockholders' Equity
  Preferred Stock $0.001 Par Value, 5,000,000
    Shares Authorized 0 Shares Issued
  Common Stock $0.001 Par Value 50,000,000
    Shares Authorized 18,724,493 Shares
  Issued at December 31, 2001 and 13,412,000
    Shares Issued December 31, 2000                              18,725               13,412
  Additional Paid in Capital                                 10,605,671            1,943,134
  Less Treasury Stock Purchased                                 -50,000
  Retained Earnings                                          10,368,883            2,053,245
                                                            -----------          -----------
Total Stockholders' Equity                                   20,943,279            4,009,791
                                                            -----------          -----------
Total Liabilities and Stockholders' Equity                  $22,971,595          $ 4,421,610
                                                            ===========          ===========


                The Accompanying "Notes to Financial Statements"
               Are An Integral Part of These Financial Statements

                              800America.com, Inc.
                          Consolidated Income Statement
                For Years Ended December 31, 2001, 2000 and 1999




                                                         2001                 2000                 1999

Revenues                                             $21,401,169          $15,980,529           $3,283,575
                                                     -----------          -----------          -----------
Cost and Expense
  Advertising and Promotion                            4,443,249            1,878,318              397,738
  Rebates                                                                   8,913,351            2,135,668
  Bad Debts                                                                   270,795               66,000
  Depreciation and Amortization                        1,147,113              486,480               88,019
  Contract Services                                      296,972
  Payroll                                                884,546              299,254               86,961
  Consulting                                             216,250              313,204               85,000
  Legal and Accounting                                   226,677               78,039               40,915
  Rent                                                   157,959               25,466               17,800
  Travel                                                 284,310              104,904                8,532
  General and Administrative                             804,742              496,818               81,772
  Cost - Integrating Acquisition Operations              984,356
                                                     -----------          -----------          -----------
Total Cost and Expense                                 9,446,174           12,866,629            3,008,405
                                                     -----------          -----------          -----------

Operating Income                                      11,954,995            3,113,900              275,170
                                                     -----------          -----------          -----------

Other Income
  Interest Income                                        184,423               26,243                5,810
  Sale of Assets                                         500,000
                                                     -----------          -----------          -----------
Total Other Income                                       684,446               26,243                5,810
                                                     -----------          -----------          -----------

Income Before Income Tax                              12,639,441            3,140,143              280,980

Income Tax Expense                                     4,323,803            1,067,649               95,533

Net Income                                            $8,315,638           $2,072,494             $185,447


Basic Earnings Per Share Common Stock                      $0.52                $0.16                $0.03

Weighted Average Common Stock Outstanding             16,146,516           12,721,359            6,243,132

Diluted Earnings Per Share                                 $0.46                $0.14                $0.03

Diluted Weighted Shares                               18,276,516           14,371,359            6,432,989




               The Accompanying "Notes to Financial Statements"
               Are An Integral Part of These Financial Statements

                              800America.com, Inc.
                  Consolidated Changes in Stockholders' Equity
                  Years Ended December 31, 2001, 2000 and 1999


                                                                      Additional
                                             Common      Stock          Paid In        Retained       Treasury      Shareholders'
                                             Shares      Amount         Capital        Earnings         Stock           Equity

Balance December 31, 1998                   700,000        $700          $6,069       -$204,696                         -$197,927

Sale of Common Stock at $2.50
  Per Share Pursuant to Initial
  Public Offering Net of Offering
    Cost March 31, 1999                      80,000          80         198,713                                           198,793
    Services and Rental Space
      Contributed by Officer                                              9,000                                             9,000
    Common Stock Insured Pursuant
      to Merger July 9, 1999             11,170,000      11,170         -11,170
    Common Shares Sold July 9, 1999         300,000         300         499,700                                           500,000
    Additional Paid in Capital
      November 2, 1999                                                  250,000                                           250,000
    Net Income                                                                          185,447                           185,447
                                        ------------------------------------------------------------------------------------------
Balance December 31, 1999                12,250,000      12,250         952,312         -19,249                           945,313

  Sale of Common Stock January 14, 2000     250,000         250         249,750                                           250,000
  Common Stock Sold June 30, 2000
    Acquisition June 30, 2000               200,000         200         199,800                                           200,000
  Common Stock Issued for Services
    at Fair Market Value                     12,000          12          11,988                                            12,000
  Common Stock Sold October 26, 2000        700,000         700         529,284                                           529,984
  Net Income                                                                          2,072,494                         2,072,494
                                        ------------------------------------------------------------------------------------------
Balance December 31, 2000                13,412,000      13,412       1,943,134       2,053,245                         4,009,791

                              800America.com, Inc.
                  Consolidated Changes in Stockholders' Equity
                  Years Ended December 31, 2001, 2000 and 1999
                                    Continued


                                                                            Additional
                                                       Common      Stock      Paid In       Retained      Treasury     Shareholders'
                                                       Shares      Amount     Capital       Earnings       Stock          Equity

Balance Forward                                      13,412,000    13,412     1,943,134     2,053,245                     4,009,791

Stock Issued Pursuant to the Acquisition
  of Inshop.com, February 2, 2001                     1,817,493     1,818     1,815,676                                   1,817,494

Stock Issued Pursuant to the Acquisition
  of EBIZ.com May 30, 2001                              200,000       200       133,133                                     133,333

Stock Issued Pursuant to the Acquisition
  of iGain.com October 15, 2001                       1,050,000     1,050     2,203,950                                   2,205,000

Stock Issued Pursuant to the Acquisition
  of Assets of cslive.com September 24, 2001            450,000       450       899,550                                     900,000

Stock Issued Pursuant to the Acquisition of Wizard
  World.com December 3, 2001                            660,000       660     1,715,340                                   1,716,000

Stock Issued for Service at Fair Market Value           115,000       115       216,135                                     216,250

Stock Issued Private Placement Net of Offering Cost     665,000       665       814,172                                     814,837

Stock Sold December 3, 2001                             355,000       355       864,581                                     864,936

Treasury Stock Purchased                                                                                   -50,000          -50,000

Net Income for Year Ended December 31, 2001                                                 8,315,638                     8,315,638
                                                     -------------------------------------------------------------------------------
Balance December 31, 2001                            18,724,493   $18,725   $10,605,671   $10,368,883     -$50,000      $20,943,279


                The Accompanying "Notes to Financial Statements"
                Are An Integral Part of These Financial Statements

                              800America.com, Inc.
                      Consolidated Statement of Cash Flows
                            Years Ended December 31,




                                                              2001               2000               1999
Cash Flows From Operating Activities
  Net Income (Loss)                                        $8,315,638         $2,072,494          $185,447
  Adjustments to Reconcile Net Income
    to Cash Provided (Used) by Operations
  Depreciation & Amortization                               1,039,713            486,480            88,019
  Stock Issued for Services                                   216,250             12,000
  Change in Current Assets and Liabilities
  Increase in Provision for Doubtful Accounts                -139,000             73,000            66,000
  Notes Receivable                                           -301,570
  Accounts Receivable                                         941,882           -466,832          -528,802
  Prepaid Advertising                                                             46,600          -121,600
  Other Assets                                                105,109            -72,569           -22,440
  Accounts Payable                                            205,133             15,951           -18,249
  Rebates Payable                                                               -330,551           330,551
  Income Tax Payable                                          640,473            268,899           117,973
  Due to Subscribers Increase                                 770,892
                                                    ------------------   ----------------    --------------
Net Cash Provided (Used) by Operations                     11,794,520          2,105,472            96,899
                                                    ------------------   ----------------    --------------

Cash Flows From Investment Activities
  Bond Deposit                                               -500,000
  Stock Escrow                                               -115,015
  Deposit on Equipment Increase                                                   94,000           -94,000
  Purchase of Computer Related Assets                      -1,573,734         -1,254,274          -380,140
      Advances                                               -152,167
                                                    ------------------   ----------------    --------------
Net Cash (Used) By Investment Activity                     -2,340,916         -1,160,274          -474,146
                                                    ------------------   ----------------    --------------

Cash Flows From Financing Activities
  Notes Payable                                                                                   -157,500
  Other Liabilities                                                                                -31,059
  Sale of Common Stock                                      1,679,775            779,984           957,793
  Purchase of Treasury Stock                                  -50,000
                                                    ------------------   ----------------    --------------
Net Cash Provided By Financing Activity                     1,629,773            779,984           769,234
                                                    ------------------   ----------------    --------------

Net Cash                                                   11,083,379          1,725,182           391,987

Beginning Cash Balance                                      2,117,746            392,564               577
                                                    ------------------   ----------------    --------------

Ending Cash Balance                                       $13,201,125         $2,117,746          $392,564
                                                    ==================   ================    ==============



                The Accompanying "Notes to Financial Statements"
                Are An Integral Part of These Financial Statements

                            800America.com, Inc.
                   Consolidated Notes to Financial Statements


Note 1 - Business and Significant Accounting Policies

Nature of Operations - 800America.com Inc. (A Nevada Corporation) is a diversified internet company. 800America.com Inc. (the Company) owns and operates international e-commerce and technology business to business and business to consumer formats. The Company has acquired several Internet based companies (see Note 2 Acquisitions) and has integrated their operations into the Company's operations.

Cash and Cash Equivalents - The Company does not have any cash equivalents. Cash consists of deposits in banks. There are no restrictions on any bank balances.

Account Receivables - Account receivables at December 31, 2001 were minimal and no allowance for Bad Debts is needed. The full amounts of account receivables at December 31, 2000 were collected. All remaining accounts are considered fully collectable.

Property, Plant and Equipment - Property, plant and equipment are recorded at cost. Maintenance and repairs expenditures are charged to expense when incurred. The accelerated method of depreciation is used with equipment over a useful life of five years and straight line depreciation over three years is used for software purchased. Networking Development consists of the existing computerized structure that was acquired and integrated into the Company's operations.

Intangibles - Goodwill and other assets arising from acquisitions are being amortized over their useful life not to exceed 15 years. On January 1, 2002 the Company adopted Financial Accounting Standards No. 142, Goodwill and Intangible Assets. Under this pronouncement the Company discontinued its practice of amortizing goodwill in favor of an annual impairment analysis. Impairment analysis will be performed more frequently should conditions or circumstances arise which merit such a review.

Bond Deposit - The government of the Peoples Republic of China required a bond of five hundred thousand ($500,000) US dollars on deposit with a bank in China. Pursuant to its agreement with the government, the Company expects to receive a refund of the money.

Stock Escrow - The Company put in escrow one hundred fifteen thousand and fifteen dollars ($115,015) to buy back, on request, 51,028 shares of its stock owned by employees of iGain,Inc. a Company acquired through acquisition.

Notes Receivable - Notes receivable are short term and due from the successor company (Intelligent Web Technology) to a company (cslive) from which the Company purchased assets in one of the acquisitions.

Revenue Recognition - The Company recognizes revenues when a transaction is completed on one of its web sites and a commission to the Company is generated and paid directly to the Company. For the year ended December 31, 2001 the Company's accounts receivable are minimal.

Advertising Expense - Prepaid Advertising - Advertising cost is expensed in the year the advertising takes place. Prepaid advertising is recognized when such services have been paid for but not yet used at the end of the period. There was no prepaid advertising at December 31, 2001, prepaid advertising of $75,000 at December 31, 2000 was expensed in 2001.

Use of Estimates - The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Rebates - In prior years, 2000 and 1999, the Company offered rebates to its customers who patronized its shopping portals. The Company received an agreed discount from the stores comprising the shopping portals and from this discount paid rebates to its customers. The Company ceased the rebate procedure at the end of year 2000.

Private Offering - Stock Sale - The Company sold previously unissued stock in a private offering for approximately $6,315,768 net of offering cost. The Company repurchased, at sale price, $5,500,000 of the stock sold from one investor

Note 2 - Acquisitions

The Company acquired the following companies or businesses during 2001:

                                   Operations                Stock               Cost
                                   Included                  Shares        Stock                              Contingent
                       Method      From         Cash         Issued        Value         Cost          Goodwill (1)   Commitment (2)

Fileshooter            Purchase    06-30-2001   $500,000                                 500,000

Inshop.com             Purchase    02-02-2001                1,817,493     $1,817,493    $1,817,493    $900,000

ebiz4biz.com, Inc.     Purchase    05-30-2001   1,082,500    200,000       133,333       1,215,833     133,333

iGain, Inc. (3)        Purchase    10-09-2001                1,050,000     2,205,000     2,205,000     1,205,000

cslive - Assets        Purchase    09-24-2001   50,000       450,000       900,000       950,000       450,000        770,892

Wizard World Inc.(4)   Purchase    12-03-2001                660,000       1,716,000     1,716,000

     Total                                      $1,632,500   4,177,493     $6,771,826    $8,404,326    $2,688,333     $770,892

(1) Goodwill acquired before July 1, 2001 was initially being amortized over fifteen (15) years. On January 1, 2002 the Company adopted Financial Accounting Standards No. 142, Goodwill and Intangible Assets. Upon the adoption of this pronouncement the Company no longer amortizes goodwill but performs an impairment evaluation annually, or more frequently should circumstances or conditions arise which merit such a review.

(2) Amount due members of cslive if, the members make a claim for funds due them. Any amounts not claimed by September 24, 2002 will revert to the Company.

(3) The Company agreed to repurchase, for $2.60 per share at the option of the holders, under certain conditions, one million (1,000,000) shares of the common stock issued in the merger.

(4) The Company agreed to repurchase at $2.60 per share, six hundred sixty thousand (660,000) shares of common stock issued in the merger at the option of the holder for a period up to one year from the date of the merger.

The Company's potential exposure on the buy back provisions (3)& (4) is approximately $2,831,000.

In 2000 the Company purchased RothmanCloseout.com for two hundred thousand (200,000) shares of stock valued at $1 which was the approximate market value of the stock. Rothman is a business to business closeout portal for manufacturers, wholesalers and retailers to sell and buy surplus inventories internationally. The purchase price of two hundred thousand dollars ($200,000) was allocated to goodwill.

Note 3 - Contingent Liability

As noted in Note 2 Acquisitions (3) and (4), the Company is potentially liable within the next year for $2,831,000 on its buy back agreements with the former stockholders' of iGain, Inc. and Wizard World Inc. two companies acquired during 2001.

The Company has also agreed to buy back 51,028 shares of its stock issued to iGain, Inc. employees. (See Note 1 Stock Escrow). The agreement specifies the employees who may sell their stock at $2.25 per share. The total possible repurchase cost to the Company is $114,813.

Note 4 - Financial Instruments

Fair Value - The carrying value of cash, accounts receivable and accounts payable approximates fair value due to the short term to maturity.

Concentrations of Credit Risk - Financial instruments that potentially subject the Company to credit risk include cash on deposit at financial institutions in the amount $13,201,125 at December 31, 2001, which is Federally Insured up to $100,000. The Company has extended unsecured credit to regular customers of $53,752 December 31, 2001 and $995,634 at December 31, 2000. The Company had no bad debt for year 2001 and wrote off $197,795 in bad debts in 2000.

Note 5 - Related Party Transactions

Compensation paid majority Stockholder was $191,663 and $75,000 for the years ended December 31, 2001 and 2000 respectively. Additional services contributed by stockholders' were $6,000 for the year ended December 31, 1999.

Note 6 - Supplemental Cash Flow Information

For years ended                     12/31/2001     12/31/2000       12/31/1999

Interest Paid                           0             0                 0
Income Tax Paid                     $3,572,439      $856,305            0

Note 7 - Non Cash Transaction

                                    12/31/2001     12/31/2000       12/31/1999
200,000 shares common stock was
  issued for the purchase of
  Rothman Closeouts                                  $200,000
Shares issued for services          $216,250          $12,000         $6,000
4,177,493 shares of common
  issued in acquisitions          $6,771,826

Note 8 - Stock Option Plan

The Company has a stock option plan (the Plan) which provides for the granting of incentive stock options to all full time employees as well as non qualified options to non employee directors and consultants. The Plan is designed so that options under the Plan are granted at 100% of Fair Market Value at date of grant. The exercises price of the options range from $1.00 to $4.25 per share. The following summarize the options granted and outstanding.

December 31,                                2001             2000        1999
Options outstanding beginning of year   1,650,000         1,650,000        0
Granted                                   770,000             0        1,650,000
Exercised                                   0                 0            0
Options outstanding end of year         2,420,000         1,650,000    1,650,000

As permitted under Statement of Financial Accounting Standards No. 123 (FAS123), "Accounting for Stock-Based Compensation," the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations, in accounting for stock-based awards to employees. Under APB 25, the Company generally recognized no compensation expense with respect to such awards.

Pro forma information regarding net income and earnings per share is required by FAS 123 for awards granted after October 28, 1995 as if the Company had accounted for its stock-based awards to employees under the fair value method of FAS 123. The fair value of the Company's stock-based awards to employees was estimated using a Black-Scholes option pricing mode. The Black-Sholes option valuation model was developed for use in estimating the fair value of trade options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's stock-based awards to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards to employees. The fair value of the Company's stock-based awards to employees was estimated assuming no expected dividends and the following weighted average assumptions:

                                 2001              2000             1999
                                 ----              ----             ----
Risk Free Rate                    4.5               5.45             6.32
Volatility                        5.50              55.0             65.0
Expected Life                     3yrs              4yrs             5yrs

The following table summarizes information about options outstanding at December 31,2001:

Range of Exercise     Number Outstanding    Weighted Average        Average          Exercisable               Average
    Price                at 12/31/02         Remaining Life      Exercise Price        Options              Exercise Price
  1.00 - 4.00             2,420,000                 7.4                2.31            2,420,000                 2.31

Had the fair value method been applied, net income would have been reduced by $193,600 or $0.01 per share for 2001, $115,000 or $0.01 per share for 2000 and
$132,000 or $0.02 per share for 1999. The average fair value of options granted were $0.08 in 2001, and $0.08 in 1999.

Note 9 - Income Tax

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting from Income Taxes (FAS No. 109) is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future consequences, FAS No.109 generally considers all expected future events other than enactments of changes in the tax law or rates.

The deferred tax asset account resulted from temporary differences between the amounts of assets and liabilities recognized for financial reporting and tax. The components of the net deferred income tax asset are as follows:

                                     2001             2000              1999
Provisions for Doubtful Accounts      0             $24,820           $22,440

Income Taxes are:
                                     2001             2000              1999
Current Tax Expense               $4,323,804     $1,092,469         $117,973
Deferred Tax Benefit                  0             (24,820)         (22,440)
                                  ------------------------------------------
Provision for Income Tax          $4,323,804     $1,067,649          $95,533

The Provision for income taxes and the reconciliation between federal income taxes at the statutory effective rates are as follows:

                                                   2001                          2000                    1999
                                                  Amount          %             Amount       %          Amount         %
Federal Income Tax at Statutory Rate Amount     $4,323,804      34.0          $1,067,649    34.0        $95,533       34.0
                                                ----------      ----          ----------    ----        -------
Provision for Income Tax                        $4,323,804      34.0          $1,067,649    34.0        $95,533        34.0

Note 10 - Operating Leases

Lease expense for the year ended December 31, 2001 was $157,959 and for the year ended December 31, 2000 was $25,465. The Company leased facilities at Mt. Juliet, TN for $891 per month and increasing 7-1/2% for the next year. The Company has leased additional facilities in Nashville, TN on a month to month lease at $650 per month. The Mt. Juliet lease expires at December 2002. The Company also leases office space in New York, at $3,460 per month, Ottawa, Canada where the rent is $26,481 per year, Beijing, China at $1,000 per month and Fairfield CT with rent of $1,576 per month.


            Fairfield CT      Beijing      Mt. Juliet, TN    Nashville     New York     Ottawa
1st Year     $18,912          $12,000           $9,576        $11,494      $41,520      $26,481
2nd Year                                                                   $41,520      $26,481
3rd Year                                                                   $41,520      $26,481
4th Year                                                                   $41,520      $26,481

The Company also leases a T3 line from Bell South for $11,275 per month. The lease expires May 2002.

                  1st Year          2002             $135,300

Note 11 - Treasury Stock

The Company purchased 12,400 shares of its outstanding stock at $4.03 per share resulting in the Treasury Stock transaction of $50,000.

Note 12 - Subsequent Event

 The Company purchased In January 2002 the assets of YOUtopia.com Inc. in exchange for five hundred thousand (500,000) shares of common stock. Cost allocation to assets has not yet been established. The Company also repurchased from iGain employees the Company's common stock as detailed in Note 1 Stock Escrow and Note 3 Contingent Liability.

                               Jack F. Burke, Jr.
                           Certified Public Accountant
                                 P. O. Box 15728
                         Hattiesburg, Mississippi 39402


                     Independent Accountant's Review Report


         I have reviewed the accompanying balance sheets of 800America.com Inc., as of March 31, 2002 and December 31, 2001 and the related statements of income, retained earnings, and cash flows for the three months ended March 31, 2002 and March 31, 2001 in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of 800America.com Inc.

         A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with auditing standards generally accepted in the U.S., the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.

         Based on my review, I am not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

Sincerely,



Jack F. Burke, Jr.

May 16, 2002

                               800America.com Inc.
                                  Balance Sheet
                      March 31, 2002 and December 31, 2001

                                                                        March 31,       December 31,
                                                                          2002              2001
                              Assets
Current Assets
     Cash                                                              $13,809,345       $13,201,125
     Accounts Receivable                                                         0            53,752
     Interest Receivable                                                    17,305            17,151
     Notes Receivable                                                      301,570           301,570
     Investment Short Term                                               3,100,000                 0
                                                                     --------------------------------
Total Current Assets                                                    17,228,220        13,573,598
                                                                     --------------------------------
Property and Equipment
     Equipment                                                           1,087,201         1,087,201
     Software                                                            3,895,650         3,695,650
                                                                     --------------------------------
                                                                         4,982,851         4,782,851
Accumulated Depreciation                                                (1,942,411)       (1,607,545)
                                                                     --------------------------------
Total Property and Equipment                                             3,040,440         3,175,306
                                                                     --------------------------------
Other Assets
     Stock Escrow                                                          173,445           115,015
     Other Intangible Assets (Net)                                       4,133,493         2,633,493
     Goodwill (Net)                                                      3,417,358         2,774,266
     Bond Deposit                                                                0           500,000
     Other Assets                                                          219,633           199,917
                                                                     --------------------------------
Total Other Assets                                                       7,943,929         6,222,691
                                                                     --------------------------------
Total Assets                                                            28,212,597        22,971,595
                                                                     ================================
            Liabilities and Stockholders' Equity
Current Liabilities
     Accounts Payable                                                      239,494           229,906
     Membership Dues Payable                                               770,892           770,892
     Deferred Income Tax                                                   232,262                 0
     Taxes Payable - Income Tax                                          1,214,528         1,027,518
                                                                     --------------------------------
Total Current Liabilities                                                2,457,176         2,028,316
Long Term Liabilities
     Deferred Income Tax                                                   696,788                 0
                                                                     --------------------------------
Total Liabilities                                                        3,153,964                 0
                                                                     --------------------------------
Stockholders' Equity
     Preferred Stock $0.001 Par Value, 5,000,000
       Shares Authorized 0 Shares Issued
     Common Stock $0.001 Par Value, 50,000,000
       Authorized, 19,981,320 Shares Issued and
       Outstanding                                                          19,981            18,725
     Additional Paid in Capital                                         12,648,115        10,605,671
     Less Treasury Stock Purchased                                         (50,000)          (50,000)
     Retained Earnings                                                  12,440,537        10,368,883
                                                                     --------------------------------
Total Stockholders' Equity                                              25,058,633        20,943,279
                                                                     --------------------------------
Total Liabilities and Stockholders' Equity                             $28,212,597       $22,971,595
                                                                     ================================

                 See Accompanying Notes to Financial Statements

                               800America.com Inc.
                                Income Statement
                    Three Months and March 31, 2002 and 2001

                                                      Three Months          Three Months
                                                          Ended                 Ended
                                                     March 31, 2002        March 31, 2001

Revenues                                                 $7,768,164            $4,300,777
                                                     ---------------     -----------------
Cost and Expense
    Advertising                                           2,300,000               427,360
    Bad Debt                                                 53,752                     0
    Depreciation and Amortization                           620,824               136,955
    Payroll                                                 581,385               186,914
    General and Administration                            1,007,646               682,862
                                                     ---------------     -----------------
Total Cost and Expense                                    4,563,607             1,434,091
                                                     ---------------     -----------------

Net Operating Income                                      3,204,557             2,866,686

Other Income
Interest Income                                              81,625                18,808
                                                     ---------------     -----------------

Net Income Before Income Tax                              3,286,182             2,885,494

Income Tax Expense                                        1,214,578             1,030,094
                                                     ---------------     -----------------

Net Income                                                2,071,604             1,855,400
                                                     ---------------     -----------------


Basic Earnings Per Share Common Stock                         $0.10                 $0.12
     19,981,320 Weighted Shares 2002
     15,429,943 Weighted Shares 2001

Diluted Earnings Per Share                                    $0.09                 $0.11
     22,981,320 Shares 2002
     18,429,943 Shares 2001

                 See Accompanying Notes to Financial Statements

                               800America.com Inc.
                             Statement of Cash Flows
                   Three Months Ended March 31, 2002 and 2001

                                                                                2002                  2001
Cash Flows From Operating Activities
     Net Income                                                              $2,071,654            $1,855,400
     Adjustments to Reconcile Net Income
     to Cash Provided in Operations
          Depreciation and Amortization                                         620,824               136,955
          Consulting Fees Paid in Common Stock                                  218,400                     0
          Accounts Receivable                                                    53,752            (1,135,460)
          Notes Receivable                                                         (154)                    0
          Investment - Short Term                                            (3,100,000)                    0
          Bond - China Received                                                 500,000                     0
          Other Assets - Increase                                               (78,146)               75,000
          Accounts Payable - Increase                                             9,880               157,991
          Taxes Payable Income - Increase                                       187,010               594,196
          Other Current Liabilities - Increase                                        0                15,942
                                                                       -----------------      ----------------
Total Cash Flows From Operating Activities                                      483,220             1,700,024
                                                                       -----------------      ----------------
Cash Flows From Investing Activities
     Purchase of Equipment                                                            0               (98,626)
     Advances to Operating Activities                                                 0              (490,009)
                                                                       -----------------      ----------------
Cash (Used) in Investing                                                              0              (588,635)
                                                                       -----------------      ----------------
Cash Flows From Financing Activities
     Additional Paid in Capital                                                 124,875                     0
     Sale of Common Stock                                                           125                     0
                                                                       -----------------      ----------------
Cash Flows Provided From Financing Activities                                   125,000                     0
                                                                       -----------------      ----------------

Net Increase in Cash                                                            608,220             1,111,389

Beginning Cash Balance                                                       13,201,125             2,117,746
                                                                       -----------------      ----------------

Ending Cash Balance                                                         $13,809,345            $3,229,135
                                                                       -----------------      ----------------


                 See Accompanying Notes to Financial Statements

                               800America.com Inc.
                 Selected Notes to Reviewed Financial Statements
                                 March 31, 2002





Note 1 - Financial Statement Presentation

         The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. for interim financial information. In the opinion of management, all adjustments, which are necessary for a fair presentation, have been included. The results for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the fully year. For further information, refer to the December 31, 2001 consolidated financial statements and notes thereto include in 800Americ.com, Inc. 10KSB.

Note 2 - Business Combinations

         The Company purchased the assets of Youtopia.com in exchange for six hundred eighty thousand shares of its previously unissued common stock. Valued at $2.50 per share. The cost price of 1,700,00 dollars was allocated as follows:

                  Software                           $  200,000
                  Subscriber List                     1,500,000
                                                     ----------
                     Total                           $1,700,000
                                                     ----------

Note 3 - Deferred Income Tax

         Deferred income tax has been established represented future income tax expense on the difference between the tax basis and allocated cost of certain assets obtained in business combinations.

Note 4 - Related Party Transactions

         Compensation paid the Chief Executive Officer for the three months ended March 31, 2001 was $60,000 and for the three months ended March 31, 2000 the amount was $30,000.

Note 5 - Supplemental Cash Flow Information

         Three Months Ended                   03/31/02          03/31/01
              Interest Paid                      0                 0
              Income Tax Paid                $1,224,000        $435,898

Note 6 - Non Cash Transaction

         680,000 shares common stock for Youtopia.com                  1,700,000
         158,334 shares common stock issued for consulting services      218,400

Note 7 - Short Term Investments

         The company entered into a joint venture in South America for direct sale of certain closeout items. The Company invested four million dollars ($4,000,000) on February 12, 2002. On March 28 the Company received its first pay back of nine hundred thousand dollars ($900,000) leaving a remaining investment of three million one hundred thousand dollars ($3,100,000).

         During the quarter the Company also received a return of its five hundred thousand dollars ($500,000) deposit from a bank in the Peoples Republic of China.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

         Item 24. Indemnification of Officers and Directors.

         Section 78.7802 of the General Corporation Law of Nevada, as amended ("GCL"), authorizes a Nevada corporation to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the corporation and to purchase and maintain insurance of such indemnification. Our By-laws substantively provide that we will indemnify our officers, directors, employees and agents to the fullest extent provided by Section 78.7802 of the GCL.

         Section 78.751 of the GCL permits a Nevada corporation, by so providing in its By-laws, to eliminate the personal liability of a director for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office and the breach or failure constitutes self-dealing, willful misconduct or recklessness. In addition, no such limitation of liability is available with respect to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to federal, state or local law. Our By-laws eliminate the personal liability of the directors to the fullest extent permitted by Section
78.7802 of the GCL.

         Item 25. Other Expenses of Issuance and Distribution.

         The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the common stock.

          SEC Registration Fee...........................   *   $   861
          Printing and Engraving Expenses................   *   $ 4,000
          Accounting Fees and Expenses...................   *   $ 1,500
          Legal Fees and Expenses........................   *   $ 7,000
          Miscellaneous..................................   *   $ 2,500
                                                                -------
                    Total................................   *   $15,861
          *  estimated


         Item 26. Recent Sales of Unregistered Securities

         During the three years immediately preceding the date of the filing of this registration statement, the following securities were issued by 800America.com, Inc. without registration under the Securities Act of 1933, as amended ("Act"):

         In March 2000, we issued 200,000 shares of our common stock to one person in connection with the acquisition of all the capital stock of Rothman's Closeouts, Inc. We issued the shares pursuant to an exemption from registration set out in Section 4(2) of the Act.

         In October 2000, we issued 1,850,000 shares of our common stock to twelve accredited investors in connection with the acquisition of all the outstanding capital stock of Inshope, Inc. We issued the shares pursuant to Rule 506 of Regulation D under the Act.

         In January 2001, we issued 200,000 shares to thirty persons in connection with the acquisition of all of the outstanding capital stock of ebiz4biz, Inc. All of the persons who received shares of our common stock were non-US citizens and resided outside of the United States.

         In July 2001, we issued twenty-six units. Each unit consisted of 25,000 shares of common stock and 2,500 common stock purchase warrants. Each investor was an "accredited purchaser" as that term is defined in Rule 506 of Regulation D set out in the Act.

         In September 2001, we issued 450,000 shares in exchange for substantially all of the assets and assumption of certain operating liabilities of cs-live, inc. The shares were issued pursuant to an exemption from registration set out in Section 4(2) of the Act.

         In October 2001, we issued 1,050,000 shares of common stock in exchange for the outstanding capital stock of iGain, Inc. All of the stockholders of iGain, Inc. who exchanged their shares (17) were "accredited investors" as that term is defined in Rule 506 of Regulation D set out in the Act.

         In December 2001, we issued 660,000 shares of our common stock in exchange for all the outstanding capital stock of WizardWorld, Inc. All of the stockholders of WizardWorld, Inc. who exchanged their shares (5) were "accredited investors" as that term is defined in Rule 506 of Regulation D set out in the Act.

         Also in December 2001, we sold 340,000 shares of our common stock and received $850,000 in gross proceeds. There were 4 investors all of whom were "accredited investors" as that term is defined in Rule 506 of Regulation D set out in the Act.

         In December 2001, we agreed to issue 45,000 shares to a consultant for financial and business services to be rendered. The shares will be issued pursuant to an exemption from registration set out in Section 4(2) of the Act. The shares were valued at $78,750.

         We also agreed in December to issue 100,000 shares to a consultant for financial and business services to be rendered. The shares will be issued pursuant to an exemption from registration set out in Section 4(2) of the Act. The shares were valued at $137,500.

         In January 2002, we issued 500,000 shares of our common stock in exchange for substantially all of the assets and the assumption of certain operating liabilities of Youtopia.com, Inc. The shares were issued pursuant to an exemption from registration set out in Section 4(2) of the Act.

         Also in January, we issued 150,000 to a consultant for marketing services to be rendered. The consultant is an "accredited investor" as that term is defined in Rule 506 of Regulation D set out in the Act. The shares were valued at $210,000.

         In February and March of 2002, the registrant issued a total of 75,000 shares of its Common Stock for financial consulting services. The shares were issued to an "accredited investor" as that term is used in Rule 506 of Regulation D of the Securities Act of 1933, as amended. The shares were valued at $105,000.

         Also, in February 2002, the registrant issued 50,000 shares of its Common Stock for financial consulting services to an "accredited investor" as that term is used in Rule 506 of Regulation D of the Securities Act, as amended. The shares were valued at $70,000.

         In January, February, March, April and May of 2002, the registrant issued a total of 33,335 shares of its Common Stock to a marketing consultant who is an "accredited investor" as that term is used in Rule 506 of the Regulation D of the Securities Act of 1933, as amended. The shares were valued at $46,669.



         Item 27. Exhibits

             Exhibit Number   Description
             --------------   -----------
                  * 3.1       Amended and  Restated  Articles of  Incorporation
                              and By-laws (incorporated  by reference to
                              Registration Statement on Form  SB-2
                              (Commission   File  No. 333-51683)).

             5.0 & 23.0       Opinion and Consent of John L. Thomas, Esquire

                  *10.0       Lease dated November 3, 1999, as amended

                  *10.1       Form of Common Stock Purchase Warrant

                  *10.2 Employment Agreement dated March 20, 2000, between the registrant and Jane Rothman

                   23.1       Consent of Jack F. Burke, Jr., CPA

              * previously filed


         Item 28. Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change t such information in the registration statement.

         Provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 and has duly caused this registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on June 20, 2002.

                                   800America.com, Inc.



                                   By:  /s/  David E. Rabi
                                        -------------------------------------
                                        David E. Rabi
                                        Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been duly signed below by the following persons in the capacities and dates indicated.

          Signatures                                   Title                              Date
          ----------                                   -----                              ----
/s/  David E. Rabi                Chairman of the Board, and Chief Executive         June 20, 2002
     ----------------------       Officer (Principal and Chief Executive Officer)
     David E. Rabi                Director and Chief Financial Officer
                                  (Principal Accounting Officer)

/s/  Bobby Wallay                 Director                                           June 20, 2002
     ----------------------
     Bobby Wallay

/s/  Darvin D. Pierce             Director                                           June 20, 2002
     ----------------------
     Darvin D. Pierce

/s/  Richard K. Sullivan          Director                                           June 20, 2002
     ----------------------
     Richard K. Sullivan

                                  EXHIBIT INDEX

Exhibit Number                  Description
--------------                  -----------
  5.0823.0         Opinion and Consent of John L. Thomas, Esquire
      23.1         Consent of Jack F. Burke, Jr., CPA